EXHIBIT T3E-2


Deborah L. Schrier-Rape                     Frank A. Cassou
Texas State Bar No. 00785635                Executive Vice President and
SCHRIER-RAPE, P.C.                             General Counsel
5929 Westgrove Drive                        Michael Wack
Dallas, Texas  75248                        Senior Vice President, Regulatory
Telephone:  (972) 818-6761                  Affairs and Deputy General Counsel
Facsimile:  (972) 248-3229
                                            NEXTWAVE TELECOM INC.
                                            411 West Putnam Avenue
CO-COUNSEL FOR THE DEBTORS                  Suite 280
                                            Greenwich, CT  06830-6261
Jason S. Brookner (JB6166)                  Telephone:  (203) 422-6770
ANDREWS KURTH LLP                           Facsimile:  (203) 422-2645
1717 Main Street, Suite 3700
Dallas, Texas  75201                        Paul M. Basta (PB 4434)
Telephone:  (214) 659-4400                  Weil, Gotshal & Manges LLP
Facsimile:  (214) 659-4401                  767 Fifth Avenue
                                            New York, NY  10153-0119
CO-COUNSEL FOR THE DEBTORS                  Tel:  (212) 310-8772
                                            Fax:  (212) 310-8932

                                            SPECIAL CORPORATE AND FINANCE
                                            COUNSEL FOR THE DEBTORS

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------------------------x
In re:                                             :  Chapter 11
                                                   :
NEXTWAVE PERSONAL COMMUNICATIONS INC.,             :  Case No. 98 B 21529 (ASH)
NEXTWAVE POWER PARTNERS INC.,                      :  Case No. 98 B 21530 (ASH)
NEXTWAVE PARTNERS INC.,                            :  Case No. 98 B 21531 (ASH)
NEXTWAVE WIRELESS INC., and                        :  Case No. 98 B 21532 (ASH)
NEXTWAVE TELECOM INC.,                             :  Case No. 98 B 23303 (ASH)
                                                   :
                                    Debtors.       :  Jointly Administered Under
                                                   :  Case No. 98 B 21529 (ASH)
                                                   :
                                                   :
                                                   :
                                                   :
---------------------------------------------------x

           THIRD JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE
           BANKRUPTCY CODE OF NEXTWAVE PERSONAL COMMUNICATIONS INC.,
         NEXTWAVE POWER PARTNERS INC., NEXTWAVE PARTNERS INC., NEXTWAVE
                    WIRELESS INC. AND NEXTWAVE TELECOM INC.
--------------------------------------------------------------------------------

           NextWave Personal Communications Inc., NextWave Power Partners Inc., NextWave Partners Inc., NextWave Wireless Inc., and NextWave Telecom Inc., as debtors and debtors in possession in the above-captioned jointly administered Chapter 11 cases, hereby propose the following Third Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code pursuant to 11 U.S.C. ss. 1121(a). Those parties entitled to vote on this Plan are encouraged to consult the accompanying Disclosure Statement as approved by the Bankruptcy Court before voting to accept or reject this Plan.

         NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

                                    Article I

                                   DEFINITIONS

         For the purposes of this Plan, the following terms shall have the respective meanings set forth below:

           1.1 Acquisition Agreement means the Acquisition Agreement, dated as of November 4, 2004, among NTI, VZW Corp. and VerizonWireless, as approved by the Bankruptcy Court's Acquisition Approval Order, as such agreement may be amended from time to time.

           1.2 Acquisition Agreement Escrow Account means the separate escrow account to be maintained by the Escrow Agent under the Escrow Agreement to hold the Escrow Amount, which account shall be subject to a first-priority security interest held by VerizonWireless and VZW Corp.

           1.3 Acquisition Approval Order means the order of the Bankruptcy Court entered on December 1, 2004, approving the execution and delivery by the Debtors of the Acquisition Agreement, and approving the Break-Up Payment as an Administrative Claim.

           1.4 Acquisition Closing means the closing of the transactions contemplated by the Acquisition Agreement.

           1.5 Acquisition Closing Date means the date on which the Acquisition Closing occurs, which shall be the Effective Date.

           1.6 Administrative Claim means any Claim entitled to priority under sections 503(b), 507(a)(1), 365(d)(3) or 365(d)(10) of the Bankruptcy Code, including, without limitation, (i) any actual and necessary costs and expenses of preserving the Debtors' estates; (ii) any Fee Claims; (iii) any Substantial Contribution Claims; (iv) any fees or charges assessed against the Debtors' estates under 28 U.S.C. ss. 1930; (v) all costs and expenses, including any recording fees, transfer taxes and the like, arising out of or related to the transfer of the Debtors' assets pursuant to this Plan; (vi) Microwave Claims; and (vii) other Claims approved as Administrative Claims as ordered by the Bankruptcy Court.

           1.7 Aggregate Acquisition Consideration means Three Billion Dollars (US $3,000,000,000).

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
           1.8 Allocation Election means an irrevocable election made by a holder of shares of Existing NTI Series B Common Stock (including those Persons who become entitled to receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock in class 1I pursuant to sections 4.4, 4.10, 4.12, 4.14 or 5.6 of this Plan) on such holder's Notice of Election pursuant to which such holder may elect to receive fewer Reorganized NWI Equity Interests ("Reduction Election") or greater Reorganized NWI Equity Interests ("Increase Election") than such holder's Standard Entitlement under section 4.11 of this Plan, and thereby, subject to the proration provisions below, (1) increase the aggregate amount of Cash to be received under the Standard Entitlement by an amount equal to $1.00 for each Reorganized NWI Equity Interest that such holder elects to forego pursuant to its Reduction Election or (2) reduce the aggregate amount of Cash to be received under the Standard Entitlement by an amount equal to $1.00 for each additional Reorganized NWI Equity Interest that such holder elects to receive pursuant to its Increase Election, as the case may be; provided, however, that directors, officers and employees of the Debtors, and their respective controlled affiliates, shall not be eligible to make a Reduction Election; provided further, that Reduction Elections and Increase Elections, respectively, shall only be satisfied if and to the extent that offsetting elections have been made by other holders of Existing NTI Series B Common Stock. To the extent that any Reduction Elections or Increase Elections cannot be satisfied in full, the applicable elections shall be reduced for all holders making such election on a pro rata basis (based on the number of shares of Existing NTI Series B Common Stock for which such holder has made the applicable election as compared to the total number of shares of Existing NTI Series B Common Stock for which all holders have made the applicable election). Further, no Allocation Election to receive an additional number of Reorganized NWI Equity Interests in excess of the number such holder would have received under the Standard Entitlement will be satisfied if such excess number of Reorganized NWI Equity Interests would have a value (based on $1.00 per Reorganized NWI Equity Interest) in the aggregate in excess of the amount of Cash such holder would have received under the Standard Entitlement, and such holder will receive the Standard Entitlement. Mr. Salmasi, or companies controlled by him, including but not limited to Navation Inc., has offered, and committed to, make an Increase Election to acquire an additional $50 million of Reorganized NWI Equity Interests.

           1.9 Allowed, when used with respect to any Claim, except an Administrative Claim, means (i) such Claim to the extent it is not a Disputed Claim; (ii) such Claim to the extent it may be allowed pursuant to a Final Order of the Bankruptcy Court; or (iii) a Disputed Claim, proof of which was timely filed with the Bankruptcy Court, and (A) as to which no objection was filed by the Objection Deadline, unless such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become allowed until determined by Final Order of such other forum and allowed by Final Order of the Bankruptcy Court; or (B) as to which an objection was filed by the Objection Deadline, to the extent allowed by a Final Order of the Bankruptcy Court. "Allowed," when used with respect to any Equity Interest, means (x) any Equity Interest appearing on the Schedule of Equity Interest Holders, in the amounts therein stated; or (y) an Equity Interest, proof of which was timely and properly filed or, if no such proof of Equity Interest was filed, an Equity Interest that has been or is hereafter listed by the Debtors on their Schedules as liquidated in amount and not disputed or contingent or is listed in the Schedule of Equity Interest Holders, and, in either case, as to which no objection to the allowance thereof has been interposed on or before the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court, or this Plan, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder.


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
           1.10 Alternative Proposal means any proposal that constitutes, or would be reasonably expected to lead to, a proposal or offer for a transaction pursuant to a plan of reorganization, merger, consolidation, business combination, dissolution, recapitalization, transfer, exchange or issuance of shares, debt refinancing, sale of assets or similar transaction, other than the Acquisition Agreement, involving NTI, any of the License Subsidiaries, or any of the Debtors' PCS Licenses.

           1.11 Ballot means the ballot upon which holders of Equity Interests in classes entitled to vote on this Plan vote to accept or reject this Plan.

           1.12 Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. ss. 101 et seq., as now in effect or hereafter amended.

           1.13 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York (White Plains), in which the Chapter 11 Cases are pending.

           1.14 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to 28 U.S.C. ss. 2075.

           1.15 BFD means BFD Communications Partners, L.P.

           1.16 Bonus Pool Committee means a committee comprised of (i) the Chief Executive Officer of NTI, (ii) the Chair of the Committee and (iii) an Equity Interest holder (that is not an insider) representative who will consult with the board of directors of NTI, the Committee and with such of the senior management and the advisors and constituents of each of the Debtors and the Committee as it deems appropriate and will determine the allocation of the Current Active Employee Confirmation Bonus Pool subject to the terms hereof.

           1.17 Break-Up Payment means the aggregate amount of Ninety Million Dollars (US $90,000,000) payable to VerizonWireless pursuant to the terms of the Acquisition Agreement. The Break-Up Payment is an Allowed Administrative Claim hereunder and for all purposes in the Chapter 11 Cases.

           1.18 Bridge Notes means the Convertible Senior Subordinated Notes due 2002 issued by NTI, as amended by orders of the Bankruptcy Court in effect on the date hereof.

           1.19 Bridge Noteholders means the holders of Bridge Notes.

           1.20 Bridge Noteholders Claims means the Claims of Bridge Noteholders against NTI, NPPI, NPI and NWI as Allowed by orders of the Bankruptcy Court, dated January 7, 2002, April 11, 2002 and July 20, 2004, respectively, in accordance with the Bridge Noteholders 2002 Stipulations and the Bridge Noteholders 2004 Stipulations, as Secured Claims against NTI, NPPI, NPI and NWI, in the aggregate amount of $177,325,169.77, plus interest on the unconverted portion of the Bridge Notes (compounded quarterly) at the rate of (A) 12% per annum from the NTI Petition Date through May 31, 2004, (B) 6% per annum from June 1, 2004 though July 14, 2004 and (C) 3% per annum from July 15, 2004 through (x) conversion of the Bridge Noteholders' Bridge Notes into Existing NTI Series B Common Stock or (y) payment in full.

           1.21 Bridge Noteholders Conversion Election Deadline means December 31, 2004.


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
           1.22 Bridge Noteholders Conversion Election Notice means the notice to be submitted by the Bridge Noteholders Conversion Election Deadline evidencing the intent of a Bridge Noteholder to receive the same consideration in satisfaction of its Bridge Noteholders Claim as if it had converted its Bridge Notes into shares of Existing NTI Series B Common Stock. Any Bridge Noteholders Conversion Election Notice that is received by the Debtors after the Bridge Noteholders Conversion Election Deadline shall be invalid and of no force or effect.

           1.23 Bridge Noteholders 2002 Stipulations means those stipulations executed among the Debtors and the holders of the Bridge Noteholders Claims and approved by the Bankruptcy Court between January and April 2002, settling all existing disputes between the parties relating to the Bridge Notes.

           1.24 Bridge Noteholders 2004 Stipulations means those stipulations executed among the Debtors and the holders of the Bridge Noteholders Claims and approved by the Bankruptcy Court between August and September 2004.

           1.25 Business Day means any day other than a Saturday, Sunday or "legal holiday" as defined in Bankruptcy Rule 9006(a).

           1.26 Cash means U.S. Dollars, check drawn on a domestic bank or wire transfer from a domestic bank.

           1.27 Cash Distribution Amount means Total Cash less Retained Cash; provided, however, that such amount shall not be less than $2,660,000,000 on the Effective Date.

           1.28 Cellexis means Cellexis International, Inc.

           1.29 CEO Reimbursement Claims means the claims of Navation Inc. and Allen B. Salmasi, as reconciled with the Debtors, for (i) deferred compensation,
(ii) pre-petition loans made to NTI, and (iii) reimbursement of expenses incurred on behalf of or for the benefit of, the Debtors, pre-and post-petition, in an aggregate amount not to exceed Four Million Dollars (US $4,000,000).

           1.30 Chapter 11 Cases means the above-captioned, jointly administered Chapter 11 bankruptcy cases of the Debtors.

           1.31 Cingular Escrow Agreement means that certain escrow agreement among the Debtors, Cingular Wireless LLC, and HSBC Bank USA, dated April 8, 2004.

           1.32 Cingular Indemnity Fund means the Twenty Million Dollars (US $20,000,000), plus the interest earned thereon, held in escrow with HSBC Bank USA pursuant to the Cingular Escrow Agreement.

           1.33 Claim means a claim against a Debtor within the meaning of section 101(5) of the Bankruptcy Code.

           1.34 Clarity Claim means the claim of Clarity Partners, L.P. in the amount of One Million Dollars (US $1,000,000), pursuant to that certain Agreement Regarding Strategic Relationship by and between NTI and Clarity Partners, L.P., dated as of June 22, 2003, approved by order of the Bankruptcy Court dated June 23, 2003.

           1.35 Committee means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the Office of the United States Trustee on June 25, 1998, as the same may have been reconstituted from time to time.


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
           1.36 Communications Act means the Communications Act of 1934, codified at 47 U.S.C. ss. 151, et seq., as amended and modified from time to time, and the rules and regulations (including those issued by the FCC) promulgated thereunder.

           1.37 Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket maintained by the clerk's office.

           1.38 Confirmation Hearing means the hearing at which the Bankruptcy Court considers confirmation of this Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code.

           1.39 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

           1.40 Contract Assumption Notice means the notice to parties in interest listing the executory contracts and unexpired leases that the Debtors intend to (i) assume and assign to NBI, or (ii) ratify and assign to NBI, under this Plan, that will be filed with the Bankruptcy Court fifteen (15) days prior to the Confirmation Hearing and served upon affected Persons.

           1.41 Conversion/Exercise Election Deadline means the date set by the Bankruptcy Court by which a Notice of Intent to Exercise/Convert must be received by the Debtors for a party to receive the same consideration it would have received had it exercised its Existing Options/Warrants or conversion rights (other than the conversion rights under the Bridge Notes) as set forth in sections 4.12 and 4.14 of this Plan, which date shall be (i) for Existing Options, (A) for current employees, the earliest of (x) the expiration date of the respective option agreement(s), (y) thirty (30) days following the termination of employment and (z) the Voting Deadline, and (B) for those Persons who submitted a timely Notice of Intent to Exercise/Convert under the Original Plan and who held options on the NTI Petition Date, the Voting Deadline; (ii) for Existing Warrants, the earlier of (A) the date established by Bankruptcy Court order with respect to a particular holder of Existing Warrants and (B) the Voting Deadline; and (iii) for other holders of convertible instruments (except Bridge Notes), the earlier of (A) the date established by Bankruptcy Court order with respect to such holder's convertible instrument and (B) the Voting Deadline.

           1.42 Creditor Distribution Date means, for any Allowed Claim, the later of (i) the first Business Day after the date on which the Confirmation Order becomes a Final Order; (ii) within twenty (20) days after the date on which a Disputed Claim becomes Allowed; or (iii) such other date as may be or has been agreed upon by the Debtors and the holder of such Allowed Claim with respect to the payment of such Allowed Claim hereunder.

           1.43 Current Active Employees means all active employees of the Debtors on the Effective Date, but specifically excluding consultants/independent contractors, and those employees whose employment was previously terminated or who are or were previously, prior to termination, on leave of absence.

           1.44 Current Active Employee Confirmation Bonus Pool means a pool of
(i) 10,287,500 shares of Existing NTI Series B Common Stock and (ii) the Employee Bonus Pool Reorganized NWI Equity Interests that shall, subject to the terms hereof, be allocated by the Bonus Pool Committee to Current Active Employees and the outside directors prior to the Confirmation Date and that shall be granted by NTI and Reorganized NWI, respectively, to such employees and directors as of the Effective Date.

           1.45 Debtors means NPCI, NPPI, NPI, NWI and NTI, collectively, as debtors and debtors in possession.

           1.46 DIP Lenders means, collectively, Cellexis, D&P and BFD.

           1.47 DIP Loan Agreements means, collectively, the First, Second, Third and Fourth DIP Financings.

           1.48 DIP Loan Deferred Payment Rights means, collectively, the contractual rights, which are set forth in the First, Second and Third DIP Financings, for the payment of a deferred amount upon the occurrence of certain events.

           1.49 Disbursing Agent means any entity in its capacity as a disbursing agent under section 8.3 of this Plan. The Reorganized Debtors shall, in their sole discretion, designate a third party to act as Disbursing Agent hereunder, which disbursing agent shall act on behalf of, and as agent for, holders of Allowed Equity Interests who will be receiving distributions hereunder, and shall hold such distributions on behalf of such holders.

           1.50 Disclosure Statement means the disclosure statement of even date herewith relating to this Plan and any amendments thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

           1.51 Disputed Claim means (i) every Claim that appears on the Debtors' Schedules as disputed, contingent or unliquidated; and (ii) every Claim, or part thereof, proof of which has been filed with the Bankruptcy Court and to which an objection to the Allowance thereof, in whole or in part, has been or is interposed on or prior to the Objection Deadline or such other time as may be directed by the Bankruptcy Court and which objection has not been withdrawn, settled or determined by a Final Order of the Bankruptcy Court.

           1.52 Disputed Equity Interest means (i) every Equity Interest that appears on the Schedule of Equity Interest Holders as disputed, contingent or unliquidated or does not appear on the Schedule of Equity Interest Holders or with respect to which a proof of interest was not timely filed with the Bankruptcy Court; and (ii) every Equity Interest, or part thereof, proof of which has been filed with the Bankruptcy Court and to which an objection to the Allowance thereof, in whole or in part, has been or is interposed on or prior to the Objection Deadline or such other time as may be directed by the Bankruptcy Court and which objection has not been withdrawn, settled or determined by a Final Order of the Bankruptcy Court.

           1.53 Distributed Reorganized NWI Equity Interests means the Reorganized NWI Equity Interests to be distributed to holders of shares of Existing NTI Series B Common Stock hereunder or as part of the Current Active Employee Confirmation Bonus Pool.

           1.54 D&P means D&P NextWave Partners, L.P.

           1.55 DOE means the Department of Education, Archdiocese of New York.

           1.56 DOE Lease means that certain Lease Agreement by and between the DOE and NBI, dated as of December 3, 2004, to be approved as a Plan Document, pursuant to which, among other things, NBI will lease and secure an option to lease from the DOE the DOE's Transmission Capacity (as defined in the DOE Lease) with respect to certain channels for the dissemination of instructional programming to locations in the New York City metropolitan area and a portion of New York State, and for such other uses as are authorized by the FCC.

           1.57 Effective Date means date on which all the conditions to the effectiveness of this Plan have been satisfied or waived as provided in Article XI hereof, and all of the conditions to the Acquisition Closing have been satisfied or waived pursuant to the terms thereof, which shall be concurrent with the Acquisition Closing Date.

           1.58 Employee Bonus Pool Reorganized NWI Equity Interests means that number of Reorganized NWI Equity Interests equal to the sum (such sum to be rounded down to the nearest whole number) of (i) the product of (A) 10,287,500 multiplied by the Per Share Cash Distribution Amount and (B) 1.2, (ii) 3,910,278.75 and (iii) 10,287,500.

           1.59 Equity Distribution Date means, with respect to Allowed Equity Interests, the Effective Date or as soon as practicable thereafter, and, with respect to Disputed Equity Interests, the later of (i) the Effective Date; (ii) within twenty (20) days after the date on which the Disputed Equity Interests become Allowed; or (iii) such other date as may be or have been agreed upon by the Debtors and the holders of the Disputed Equity Interests that become Allowed with respect to the payment of such Disputed Equity Interests hereunder.

           1.60 Equity Interest means any "equity security" of the Debtors, as that term is defined in section 101(16) of the Bankruptcy Code.

           1.61 Escrow Agent means JPMorgan Chase Bank, as escrow agent under the Escrow Agreement.

           1.62 Escrow Agreement means that certain Escrow Agreement among Reorganized NTI, Reorganized NWI, VerizonWireless, VZW Corp. and the Escrow Agent, required under the Acquisition Agreement and to be entered into on the Acquisition Closing Date.

           1.63 Escrow Amount means the funds in the escrow established under the Escrow Agreement.

           1.64 Escrow Termination Date means the date on which the Escrow Agreement is terminated in accordance with its terms.

           1.65 Existing NTI Series A Common Stock means the Series A common stock, par value $0.0001 per share, of NTI.

           1.66 Existing NTI Series B Common Stock means the Series B common stock, par value $0.0001 per share, of NTI.

           1.67 Existing Options/Warrants means all options, warrants or rights, contractual or otherwise, to acquire an Equity Interest in NTI, that are valid and enforceable as of the deadline established for submitting objections to the Disclosure Statement, including all incentive stock options, non-qualified stock options, stock grants and stock appreciation rights granted under any NTI sponsored stock option plans or pursuant to an order of the Bankruptcy Court.

           1.68 Expired Options/Warrants means all options, warrants or rights, contractual or otherwise, to acquire an Equity Interest in NTI, including all incentive stock options, nonqualified stock options, and stock appreciation rights granted under any NTI sponsored stock option plans that expired (i) by their terms (A) prior to the Petition Date or (B) during the course of the Chapter 11 Cases but prior to the deadline established for submitting objections to the Disclosure Statement; (ii) pursuant to an order of the Bankruptcy Court; or (iii) as a result of not being timely or properly exercised or notice of such intent provided, pursuant to procedures established under the terms of the applicable agreement or an order of the Bankruptcy Court.


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
           1.69 FCC means the Federal Communications Commission, an agency of the United States government, and any successor Governmental Entity.

           1.70 FCC Claim means the Claims of the FCC against NPCI and NPPI, pursuant to the terms of the Global Resolution Agreement, for the Section 3 Payment.

           1.71 FCC Sharing Stipulation means that certain Stipulation executed by the Debtors and the FCC, to be filed with the Bankruptcy Court, pursuant to which, inter alia, the amount of the Section 3 Payment is agreed to by the parties thereto.

           1.72 Federal Judgment Rate means the interest rate as calculated at title 28 of the United States Code, section 1961(a), as in effect on the applicable Petition Date.

           1.73 Fee Claim means any Claim by a Professional Person under sections 330, 331 or 503 of the Bankruptcy Code for allowance of compensation and/or reimbursement of expenses in the Chapter 11 Cases.

           1.74 Final Order means an action taken or order issued by the applicable Governmental Entity as to which: (i) no request for stay of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or order, or protest of any kind, is pending before the Governmental Entity and the time for filing any such petition or protest is passed; (iii) the Governmental Entity does not have the action or order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; and (iv) the action or order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

           1.75 First DIP Financing means that certain Post-Petition Loan and Security Agreement, dated as of June 16, 1998, by and among Cellexis, as lender, and NPCI, NPI, NPPI and NWI, as borrowers, as the same may have been amended or modified from time to time.

           1.76 Fourth DIP Financing means that certain Debtor in Possession Loan and Security Agreement, dated as of September 30, 2003, by and among General Electric Capital Corporation, as Administrative Agent, GECC Capital Markets Group, Inc., as Lead Arranger and Bookrunner, and the Debtors, as borrowers, as the same may have been amended or modified from time to time.

           1.77 General Unsecured Claim means any Claim against a Debtor that is not an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim, a Secured Claim, a Bridge Noteholders Claim, a CEO Reimbursement Claim, an Indemnification Claim or the FCC Claim.

           1.78 Global Claims Stipulation means that certain Stipulation among the Debtors and the signatories thereto approved by Bankruptcy Court order entered on or about August 21, 2003.

           1.79 Global Resolution Agreement means that certain Global Resolution Agreement among the Debtors and the FCC dated April 20, 2004, approved by the Global Resolution Order.

           1.80 Global Resolution Order means the order of the Bankruptcy Court dated May 25, 2004, approving the Global Resolution Agreement.


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
           1.81 Governmental Entity means any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

           1.82 Indemnification Claims means Claims for indemnification and reimbursement by any party including, but not limited to, the Debtors' current or former directors or officers. Indemnification Claims do not include any Claims arising under the Acquisition Agreement, the Escrow Agreement, the Plan Documents, or any other agreements executed between any of the Debtors, VZW Corp. and/or VerizonWireless in connection therewith.

           1.83 Liability means a Claim and any other liability, debt or obligation of NTI or the License Subsidiaries, of any kind of nature (including any Administrative Claims and other obligations incurred before the Acquisition Closing Date) and shall include all Claims sounding in tort, contract, warranty or any other theory of law, equity or admiralty, whether known or unknown, legal or equitable, matured or unmatured, contingent or non-contingent, senior or subordinated, liquidated or unliquidated.

           1.84 License Subsidiaries means NPCI, NPI and NPPI.

           1.85 Lien means, with respect to any asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, or encumbrance, option, right of first offer or refusal, easement, servitude, voting or transfer restriction, or any other right of another to, or adverse claim of any kind in respect of, such asset or right.

           1.86 Microwave Claims means, collectively, the Administrative Claims of Sprint Spectrum, L.P., T-Mobile, USA, Inc., AT&T Wireless Services, Inc., VerizonWireless, and Cingular Wireless LLC, and such other administrative claims which were Allowed pursuant to the Microwave Orders.

           1.87 Microwave Orders means, collectively, the orders of the Bankruptcy Court dated February 13, February 20, June 4, June 23, and July 15, 2004, and the Agreed Orders entered into pursuant to the terms of that certain Order Pursuant to Section 105 of the Bankruptcy Code and Bankruptcy Rule 9019 Establishing Procedures for Settlement of Microwave Relocation Claims, signed March 26, 2004.

           1.88 NBI means NextWave Broadband Inc., a new operating company formed in December 2004, which will, as of the Effective Date, assume all assets and liabilities of NTI and each of the License Subsidiaries (other than Cash, the Equity Interests in Reorganized NWI, and the stock of NBI), pursuant to the NPCI, NPI, NPPI, and NTI Bills of Sale and Assumption Agreements. NBI will be a wholly-owned subsidiary of Reorganized NWI, and TELE*Code will become a wholly-owned subsidiary of NBI.

           1.89 Net Acquisition Consideration means the Aggregate Acquisition Consideration minus (A) the Escrow Amount and (B) the Section 3 Payment.

           1.90 New NTI Common Stock means the shares of common stock, par value $0.01 per share, of Reorganized NTI to be issued to VZW Corp. at the Acquisition Closing.

           1.91 Notice of Election means the notice to be submitted by the Voting Deadline evidencing the intent of Persons who (i) are granted and allocated shares of Existing NTI Series B Common Stock from the Current Active Employee Confirmation Bonus Pool pursuant to section 5.6 of this Plan, (ii) submit a Notice of Intent to Exercise/Convert evidencing the intent to exercise or convert under sections 4.12 or 4.14 of this Plan, (iii) are holders of shares of Existing NTI Series A Common Stock, (iv) are registered holders of shares of Existing NTI Series B Common Stock, (v) are beneficial owners of Existing NTI Series B Common Stock (whose election must be effected by the bank, brokerage or other custodian firm, proxy holder or other nominee holding such shares) or (vi) are Bridge Noteholders who submitted a Bridge Noteholder Conversion Election Notice electing to convert all or a portion of their Bridge Noteholder Claims into shares of Existing NTI Series B Common Stock, to make an Allocation Election with respect to such shares of Existing NTI Series B Common Stock. Any Person who fails to timely submit a Notice of Election will be deemed to have elected to receive the Standard Entitlement of Cash and Reorganized NWI Equity Interests as set forth in section 4.11 of this Plan.

           1.92 Notice of Intent to Exercise/Convert means the notice approved by the Bankruptcy Court to be submitted by the Conversion/Exercise Election Deadline evidencing the intent of a holder of a Claim or Equity Interest to receive the same consideration as if it had exercised its Existing Options/Warrants or conversion rights as set forth in sections 4.12 and 4.14 of this Plan, effective as of the Effective Date. Any Notice of Intent to Exercise/Convert received by the Debtors after the Conversion/Exercise Election Deadline shall be invalid and of no force or effect.

           1.93 NPCI means NextWave Personal Communications Inc.

           1.94 NPCI Bill of Sale and Assumption Agreement means an agreement to be approved by the Bankruptcy Court as a Plan Document whereby, (i) other than Cash, the NPCI Licenses and the rights to indemnification pursuant to the Acquisition Agreement, all of the assets of NPCI are transferred to, and all of the liabilities of NPCI are assumed by, NBI, and (ii) all of the Cash of NPCI is transferred to Reorganized NWI, as of the Effective Date.

           1.95 NPCI Licenses means the C Block PCS Licenses held by NPCI as of the date hereof.

           1.96 NPI means NextWave Partners Inc.

           1.97 NPI Bill of Sale and Assumption Agreement means an agreement to be approved by the Bankruptcy Court as a Plan Document whereby, (i) other than Cash, the stock of NPPI and the rights to indemnification pursuant to the Acquisition Agreement, all of the assets of NPI are transferred to, and all of the liabilities of NPI are assumed by, NBI, and (ii) all of the Cash of NPI is transferred to Reorganized NWI, as of the Effective Date.

           1.98 NPPI means NextWave Power Partners Inc.

           1.99 NPPI Bill of Sale and Assumption Agreement means an agreement to be approved by the Bankruptcy Court as a Plan Document whereby, (i) other than Cash, the NPPI Licenses and the rights to indemnification pursuant to the Acquisition Agreement, all of the assets of NPPI are transferred to, and all of the liabilities of NPPI are assumed by, NBI, and (ii) all of the Cash of NPPI is transferred to Reorganized NWI, as of the Effective Date.

           1.100 NPPI Licenses means the D, E and F Block PCS Licenses held by NPPI as of the date hereof.

           1.101 NTI means NextWave Telecom Inc.

           1.102 NTI Bill of Sale and Assumption Agreement means an agreement to be approved by the Bankruptcy Court as a Plan Document whereby, (i) other than
(A) the stock of NBI, NPI and NPCI, (B) the Equity Interest in Reorganized NWI,
(C) the rights to indemnification pursuant to the Acquisition Agreement, and (D) all Cash, including the Net Acquisition Consideration to be paid to NTI by VZW Corp. pursuant to the Acquisition Agreement, all of the assets of NTI, including the stock of TELE*Code, are transferred to, and all of the liabilities of NTI are assumed by, NBI and (ii) all of the Cash of NTI and the stock of NBI are transferred to Reorganized NWI, as of the Effective Date.

           1.103 NTI Series C Common Stock means the Series C common stock, par value $0.0001 per share, of NTI.

           1.104 NWI means NextWave Wireless Inc.

           1.105 Objection Deadline means the date by which objections to Claims and Equity Interests shall be filed with the Bankruptcy Court and served upon the holders of Claims and Equity Interests, which date shall be (i) for Administrative Claims, the date that is thirty (30) days after a request for payment of such Claim has been filed and served in accordance with section 5.1.1 of this Plan; and (ii) for all other Claims and Equity Interests, the date that is ninety (90) days after the Effective Date.

           1.106 Original Plan means the Debtors' original joint Chapter 11 plan, as amended on July 27, 1999, and for which voting closed on August 27, 1999.

           1.107 PCS Licenses means, collectively, the C, D, E and F Block PCS licenses held by the Debtors as of the date hereof.

           1.108 Per Share Cash Distribution Amount means an amount equal to the quotient of (i) the Cash Distribution Amount divided by (ii) the number of Allowed Equity Interests as of the Effective Date.

           1.109 Person means any individual, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, Governmental Entity or any agency or political subdivision thereof, or other entity.

           1.110 Petition Date means June 8, 1998, with respect to NPCI, NPPI, NPI and NWI, and December 23, 1998, with respect to NTI.

           1.111 Plan means this Third Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (including all Plan Documents and all supplements related hereto) either in its present form or as it may hereafter be altered, amended or modified from time to time.

           1.112 Plan Documents means all the documents that aid in effectuating this Plan, substantially in the forms filed with the Bankruptcy Court fifteen
(15) days prior to the Confirmation Hearing, as the same may be amended or modified, including, but not limited to the NPCI Bill of Sale and Assumption Agreement; the NPI Bill of Sale and Assumption Agreement; the NPPI Bill of Sale and Assumption Agreement; the NTI Bill of Sale and Assumption Agreement; the Stock Option Plan (see section 7.4 hereof); the Reorganized NWI Agreement; the DOE Lease; the Tax Escrow Documents and the Spectrum Transfer Agreement. The Reorganized NWI Agreement and the Tax Escrow Documents shall be consistent with the Term Sheet.

           1.113 Post-Petition Interest shall mean, when used with reference to a particular Allowed Claim or class of Allowed Claims treated under this Plan, simple interest that shall have accrued on such Claim from and including the applicable Debtor's Petition Date through and including the Creditor Distribution Date, at the greater of the Federal Judgment Rate and six percent (6%).

           1.114 Priority Non-Tax Claim means any Claim that is entitled to priority in payment pursuant to sections 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code and that is not an Administrative Claim or a Priority Tax Claim.

           1.115 Priority Tax Claim means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

           1.116 Professional Fee Committee means a committee comprised of (i) the Chief Executive Officer of NTI, (ii) the Chair of the Committee and (iii) an Equity Interest holder representative to be agreed upon by the other two representatives, who will consult with the board of directors of NTI, the Committee and such of the senior management and the advisors and constituents of each of the Debtors and the Committee as it deems appropriate, and make recommendations with respect to bonuses or fee enhancement for Professional Persons.

           1.117 Professional Person means any Person retained or to be compensated by the Debtors pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code.

           1.118 Released Escrow Amount means an amount equal to all funds to be released from the Acquisition Agreement Escrow Account to Reorganized NWI, which funds shall, pursuant to an irrevocable written instruction by Reorganized NWI, be deposited by the Escrow Agent in the Tax Escrow Note Account, other than funds released pursuant to Section 3 of the Escrow Agreement but payable to the FCC in accordance with the FCC Sharing Stipulation.

           1.119 Reorganized Debtors means the Debtors, as reorganized under and pursuant to this Plan, from and after the Effective Date; or, if the term Reorganized is used with respect to an individual Debtor, such individual Debtor, as reorganized under and pursuant to this Plan, from and after the Effective Date.

           1.120 Reorganized NWI Agreement means the Amended and Restated Limited Liability Company Agreement of Reorganized NWI filed herewith as a Plan Document. The Reorganized NWI Agreement shall be consistent with the Term Sheet.

           1.121 Reorganized NWI Equity Interests means the equity interests in Reorganized NWI, a Delaware limited liability company, to be issued pursuant to section 1145 of the Bankruptcy Code hereunder. The Reorganized NWI Equity Interests shall have the rights, powers and privileges as set forth in the Reorganized NWI Agreement.

           1.122 Resurgence means M.D. Sass Corporate Resurgence Partners,
L.L.C.

           1.123 Residual Cash means the amount of Cash remaining with the Debtors after all payments and distributions are made under this Plan to non-Equity Interest holders.

           1.124 Retained Cash means $550,000,000.

           1.125 Schedule Of Equity Interest Holders means the schedule listing holders of Equity Interests previously filed with the Bankruptcy Court as it may have been or may hereafter be amended or supplemented in accordance with Bankruptcy Rule 1009 or any order of the Bankruptcy Court.

           1.126 Schedules means (i) the schedules of assets and liabilities filed by the Debtors with the Bankruptcy Court pursuant to section 521(1) of the Bankruptcy Code, as they may have been or may hereafter be amended or supplemented in accordance with Bankruptcy Rule 1009 or any order of the Bankruptcy Court and (ii) the Schedule of Equity Interest Holders.

           1.127 Second DIP Financing means that certain Post-Petition Loan and Security Agreement, dated as of January 26, 2001, by and among Resurgence, as agent for the lenders thereunder, and the Debtors, as borrowers, as the same may have been amended or modified from time to time.

           1.128 Section 3 Payment means the payment owing to the FCC under the Global Resolution Agreement as a result of the Acquisition Closing, in the amount of $71,875,000.

           1.129 Secured Claim means any Claim secured by a Lien on collateral to the extent of the lesser of the Allowed amount of such Claim and the value of such collateral (a) as set forth in this Plan, (b) as agreed to by the holder of such Claim and the Debtors or (c) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the lesser of the Allowed amount of such Claim and the amount of such setoff (x) as set forth in this Plan, (y) as agreed to by the holder of such Claim and the Debtors or (z) as determined by a Final Order.

           1.130 Sharing Payments means any "Sharing Payments" owing to the FCC pursuant to the terms of, and as defined in, the Global Resolution Agreement, and as stipulated to by the parties in the FCC Sharing Stipulation.

           1.131 Sharing Payment Escrow means that certain Escrow Agreement, dated April 20, 2004, entered into among the Debtors, the FCC and Mellon Trust of New England, N.A., as escrow agent, and approved by the Bankruptcy Court pursuant to the Global Resolution Order. 1.132 Spectrum Transfer Agreement means that certain spectrum transfer agreement by and between IP Wireless, Inc. and NBI, dated as of December 3, 2004, to be approved as a Plan Document, pursuant to which, among other things, IP Wireless, Inc. will transfer to NBI the rights to certain spectrum subject to a certain license agreement between Magnavision Wireless Cable, Inc. and the DOE.

           1.132 Spectrum Transfer Agreement means that certain spectrum transfer agreement by and between IP Wireless, Inc. and NBI, dated as of December 3, 2004, to be approved as a Plan Document, pursuant to which, among other things, IP Wireless, Inc. will transfer to NBI the rights to certain spectrum subject to a certain license agreement between Magnavision Wireless Cable, Inc. and the DOE.

           1.133 Standard Entitlement means the right to receive, for each share of Existing NTI Series B Common Stock, (A) a Cash distribution equal to the Per Share Cash Distribution Amount and (B) one Reorganized NWI Equity Interest.

           1.134 Statements of Financial Affairs means the statements of financial affairs accompanying the Schedules filed by the Debtors with the Bankruptcy Court pursuant to section 521(1) of the Bankruptcy Code as they may have been or may hereafter be amended or supplemented in accordance with Bankruptcy Rule 1009 or any order of the Bankruptcy Court.

           1.135 Substantial Consummation means (i) the transfer of all or substantially all of the property proposed by this Plan to be transferred; (ii) assumption by the Debtors or their successors under this Plan of the business or management of all or substantially all of the property dealt with by this Plan; and (iii) commencement of distributions under this Plan, all of which shall be deemed to have occurred on the Effective Date.

           1.136 Substantial Contribution Claim means the Claim of a creditor, an indenture trustee, an equity security holder or committee representing creditors or equity security holders (other than the Committee), pursuant to section 503(b)(3)(D) of the Bankruptcy Code, in making a substantial contribution to the Chapter 11 Cases.

           1.137 Tax Escrow Documents means any agreements, documents or instruments, including an indenture governing the Tax Escrow Notes, a form of Tax Escrow Note and an assignment and pledge by Reorganized NWI of all Released Escrow Amounts in favor of the holders of the Tax Escrow Notes, as may be required to facilitate (i) the issuance of the Tax Escrow Notes and (ii) the establishment of the Tax Escrow Note Account and the granting of a first-priority security interest therein to the holders of the Tax Escrow Notes. The Tax Escrow Documents shall be filed as part of the Plan Documents and shall be consistent with the terms of sections 1.138 and 7.12 hereof.

           1.138 Tax Escrow Note means a non-recourse note or notes, in the form filed as a Plan Document, to be issued by Reorganized NWI to holders of Existing NTI Series B Common Stock (including those Persons who become entitled to receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock in class 1I pursuant to sections 4.4, 4.10, 4.12, 4.14 or 5.6 of this Plan) or to the Tax Escrow Note Trustee, in global form. The Tax Escrow Notes will not bear interest, and will have an aggregate principal amount equal to $149 million, plus any Increased Amount (as defined in the Acquisition Agreement). The principal amount will be payable no later than ten (10) Business Days following the Escrow Termination Date. No holder of any Tax Escrow Notes shall have recourse against Reorganized NWI or its assets or its affiliates, except to the extent that Reorganized NWI receives any portion of the Released Escrow Amount or otherwise does not comply with any of the Tax Escrow Documents, or any of the other Reorganized Debtors, VerizonWireless, VZW Corp. or any of their respective affiliates or the assets of any of the Reorganized Debtors (other than Reorganized NWI to the extent indicated above), VerizonWireless, VZW Corp. or any of their respective affiliates, or the Acquisition Agreement Escrow Account, in each case for payment of any amounts under the Tax Escrow Notes. Any claims under the Tax Escrow Notes (except as indicated above with respect to Reorganized NWI) will only be satisfied out of the Released Escrow Amount. The Tax Escrow Notes shall be secured by a first-priority security interest in the Tax Escrow Note Account. Following the issuance of the Tax Escrow Notes, the Acquisition Agreement Escrow Account shall remain subject to the first-priority security interest held by VerizonWireless and VZW Corp., and NWI shall continue to exercise all of its rights and privileges under the Escrow Agreement (and the holders of the Tax Escrow Notes shall have no power to exercise such rights and privileges). The tax treatment of the Tax Escrow Notes shall be as set forth in section 7.12 of this Plan and shall be reflected in the Tax Escrow Notes.

           1.139 Tax Escrow Note Account means an account to be established on the Acquisition Closing Date by the Tax Escrow Note Trustee to hold, for the benefit of holders of the Tax Escrow Notes, any Released Escrow Amount.

           1.140 Tax Escrow Note Trustee means the trustee under the indenture governing the Tax Escrow Notes.

           1.141 TELE*Code means TELE*Code Inc., a wholly-owned subsidiary of NTI, that will become a wholly-owned subsidiary of NBI under this Plan.

           1.142 Term Sheet means that certain plan amendment term sheet, dated January 7, 2005, among NTI, Sandell Asset Management Corp., Deephaven Capital Management, LLC, Halcyon Asset Management LLC and Halcyon Offshore Asset Management LLC, as filed with the Bankruptcy Court on January 10, 2005. For the avoidance of doubt, in the event there is any inconsistency between the Term Sheet and the VerizonWireless Documents, the VerizonWireless Documents shall control.

           1.143 Third DIP Financing means that certain Post-Petition Loan and Security Agreement, dated as of June 29, 2001, by and among BFD, as lender, and the Debtors, as borrowers, as the same may have been amended or modified from time to time.

           1.144 Total Cash means an amount equal to the sum of the Net Acquisition Consideration and the Residual Cash.

           1.145 VerizonWireless means Cellco Partnership d/b/a VerizonWireless.

           1.146 VerizonWireless Documents means the Acquisition Agreement and any of the exhibits thereto, including the Escrow Agreement.

           1.147 Voting Record Date means the date for determining whether the holder of a Claim or Equity Interest is entitled to vote to accept or reject the Plan which is January 21, 2005.

           1.148 Voting Deadline means the date set by the Bankruptcy Court by which Ballots for accepting or rejecting this Plan must be received by the Debtors, which is February 22, 2005.

           1.149 VZW Corp. means VZW Corp., the Acquiror under the Acquisition Agreement.

           1.150 Withheld Distribution Amount means such amounts of property as the Disbursing Agent shall withhold, on the Effective Date, from distribution to holders of Claims or Equity Interests on account of Disputed Claims or Disputed Equity Interests, in an amount sufficient to distribute to the holder of each such Disputed Claim or Disputed Equity Interest its entitlement to distributions hereunder, pending the Allowance or disallowance of such Disputed Claim or Disputed Equity Interest, in whole or in part.

                                   Article II

                         INTERPRETATION AND CONSTRUCTION

           2.1 Interpretation. Unless otherwise specified herein, all section, article and exhibit references in this Plan are to the respective section in, article of, and exhibit to, this Plan, as the same may be amended, waived or modified from time to time. All headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of this Plan.

           2.2 Construction and Application of Bankruptcy Code Definitions. Unless otherwise defined herein, words and terms defined in section 101 of the Bankruptcy Code shall have the same meanings when used in this Plan. Words or terms used but not defined herein shall have the meaning ascribed to such terms or words, if any, in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan.

           2.3 Other Terms. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to this Plan as a whole and not to any particular article, section, subsection or clause contained in this Plan.

           2.4 Plan Documents. The Plan Documents are incorporated into and made a part of this Plan as if set forth in full herein.

           2.5 Inconsistencies. To the extent there are any inconsistencies between the terms of this Plan and the Disclosure Statement, the term of this Plan shall govern. To the extent there are any inconsistencies between the Acquisition Agreement, the Escrow Agreement, the Disclosure Statement or this Plan, the terms of the Acquisition Agreement and the Escrow Agreement shall govern.

                                  Article III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         The following tables designate the classes of Claims against and Equity Interests in each of the Debtors and specify which of those classes are (i) impaired or unimpaired by this Plan in accordance with section 1124 of the Bankruptcy Code; (ii) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; (iii) deemed to reject this Plan; and (iv) provided with the opportunity to elect alternative treatment under this Plan.

3.1      NTI Classes


-------------------- ---------------------------------------------------- -------------------- --------------
                                                                                                Entitled to
  Class              Designation                                          Impairment               Vote
  -----              -----------                                          ----------               ----
Class 1A             Priority Non-Tax Claims                              Unimpaired                No
Class 1B             Secured Claims                                       Unimpaired                No
Class 1C             FCC Claim                                            Unimpaired                No
Class 1D             Bridge Noteholders Claims                            Unimpaired                No
Class 1E             General Unsecured Claims                             Unimpaired                No
Class 1F             Indemnification Claims                               Unimpaired                No
Class 1G             CEO Reimbursement Claim                              Unimpaired                No
Class 1H             Existing NTI Series A Common Stock                   Impaired                  Yes
Class 1I             Existing NTI Series B Common Stock                   Impaired                  Yes
Class 1J             Existing Options/Warrants                            Impaired                  Yes
Class 1K             Expired Options/Warrants                             Unimpaired                No
-------------------- ---------------------------------------------------- -------------------- --------------

3.2      NPCI Classes

-------------------- ---------------------------------------------------- -------------------- --------------
                                                                                                Entitled to
  Class              Designation                                          Impairment               Vote
  -----              -----------                                          ----------               ----
Class 2A             Priority Non-Tax Claims                              Unimpaired                No
Class 2B             Secured Claims                                       Unimpaired                No
Class 2C             FCC Claim                                            Unimpaired                No
Class 2D             [Reserved]                                           [Reserved]            [Reserved]
Class 2E             General Unsecured Claims                             Unimpaired                No
Class 2F             Equity Interests                                     Unimpaired                No
-------------------- ---------------------------------------------------- -------------------- --------------


                                       17

3.3      NPI Classes

-------------------- ---------------------------------------------------- ------------------- ---------------
                                                                                                Entitled to
  Class              Designation                                          Impairment               Vote
  -----              -----------                                          ----------               ----
Class 3A             Priority Non-Tax Claims                              Unimpaired                No
Class 3B             Secured Claims                                       Unimpaired                No
Class 3C             [Reserved]                                           [Reserved]            [Reserved]
Class 3D             Bridge Noteholders Claims                            Unimpaired                No
Class 3E             General Unsecured Claims                             Unimpaired                No
Class 3F             Equity Interests                                     Unimpaired                No
-------------------- ---------------------------------------------------- ------------------- ---------------

3.4      NPPI Classes

-------------------- ---------------------------------------------------- ------------------- ---------------
                                                                                                Entitled to
  Class              Designation                                          Impairment               Vote
  -----              -----------                                          ----------               ----
Class 4A             Priority Non-Tax Claims                              Unimpaired                No
Class 4B             Secured Claims                                       Unimpaired                No
Class 4C             FCC Claim                                            Unimpaired                No
Class 4D             Bridge Noteholders Claims                            Unimpaired                No
Class 4E             General Unsecured Claims                             Unimpaired                No
Class 4F             Equity Interests                                     Unimpaired                No
-------------------- ---------------------------------------------------- ------------------- ---------------

3.5      NWI Classes

-------------------- ---------------------------------------------------- ------------------- ---------------
                                                                                                Entitled to
  Class              Designation                                          Impairment               Vote
  -----              -----------                                          ----------               ----
Class 5A             Priority Non-Tax Claims                              Unimpaired                No
Class 5B             Secured Claims                                       Unimpaired                No
Class 5C             [Reserved]                                           [Reserved]            [Reserved]
Class 5D             Bridge Noteholders Claims                            Unimpaired                No
Class 5E             General Unsecured Claims                             Unimpaired                No
Class 5F             Equity Interests                                     Impaired                 Yes
-------------------- ---------------------------------------------------- ------------------- ---------------

           3.6 Administrative Claims and Priority Tax Claims. Pursuant to
section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims shall not be classified for purposes of voting or receiving distributions under this Plan. Instead, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article V.

                                   Article IV

                    TREATMENT OF CLAIMS AND EQUITY 1NTERESTS

           4.1 Classes 1A, 2A, 3A, 4A and 5A -- Priority Non-Tax Claims. Except to the extent that a holder of an Allowed Priority Non-Tax Claim has agreed or agrees to a different treatment of such Claim, each such holder shall receive on the Creditor Distribution Date, in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Claim plus Post-Petition Interest.

           4.2 Classes 1B, 2B, 3B, 4B and 5B -- Secured Claims. Each holder of an Allowed Secured Claim (other than holders of the Bridge Noteholders Claims) shall receive on the Creditor Distribution Date, at the option of the Reorganized Debtors, either (i) the collateral securing such Allowed Secured Claim, (ii) Cash in an amount equal to the lesser of (x) the Allowed amount of such Claim, together with interest thereon and any reasonable fees, costs, or charges to the extent permitted under section 506(b) of the Bankruptcy Code or
(y) the value of the collateral securing such Allowed Secured Claim, (iii) the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be unimpaired, or (iv) such other treatment to which the Reorganized Debtors and the Secured Claim holder shall agree. If interest is required to be paid under the terms of the agreement governing an Allowed Secured Claim or an applicable order of the Bankruptcy Court, then such interest shall be paid at the rate provided for under such agreement or Bankruptcy Court order through the Creditor Distribution Date. If interest is not provided for under any agreement or Bankruptcy Court order governing an Allowed Secured Claim, or if there is no agreement or Bankruptcy Court order governing such Claim, Post-Petition Interest shall be paid in Cash.

           4.3 Classes 1C, 2C and 4C -- FCC Claim. Concurrently with the Acquisition Closing, the FCC shall receive Cash in the amount of the Section 3 Payment. In the event any Sharing Payments become due and payable to the FCC in accordance with the Global Resolution Agreement after the Effective Date, such Sharing Payment shall be made to the FCC in accordance with the FCC Sharing Stipulation. VerizonWireless, VZW Corp. and the Reorganized Debtors, other than Reorganized NWI, shall have no liability for such Sharing Payments.

           4.4 Classes 1D, 3D, 4D and 5D -- Bridge Noteholders Claims. Each holder of an Allowed Bridge Noteholders Claim shall, at its election, notice of which shall have been provided pursuant to the Bridge Noteholders Conversion Election Notice, receive, in full satisfaction of such Claim, (i) on the Creditor Distribution Date, Cash in an amount equal to the portion of such holder's Bridge Noteholders Claim with respect to which such holder has not submitted a Bridge Noteholders Conversion Election Notice by the Bridge Noteholders Conversion Election Deadline, (ii) on the Effective Date, the same consideration that such holder would have received had such holder been a holder on such date of an amount of shares of Existing NTI Series B Common Stock equal to one share of Existing NTI Series B Common Stock for every $4.00 of such holder's Bridge Noteholders Claim that such holder elects to be so paid in accordance with such holder's Bridge Noteholders Conversion Election Notice or
(iii) a combination of the above pursuant to the terms of the holder's Bridge Noteholders Conversion Election Notice. The Notice of Election submitted by each Bridge Noteholder shall indicate such Bridge Noteholder's Allocation Election. Any such holder who fails to timely submit a Notice of Election shall be deemed to have elected to receive the Standard Entitlement set forth in section 4.11 of this Plan. All shares of Existing NTI Series B Common Stock outstanding or deemed outstanding hereunder shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

           4.5 Classes 1E, 2E, 3E, 4E and 5E -- General Unsecured Claims. Each holder of an Allowed General Unsecured Claim shall receive on the Creditor Distribution Date, in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Claim, plus interest calculated in the manner provided in this section 4.5. If such Claim constitutes an Allowed General Unsecured Claim pursuant to a Bankruptcy Court order, interest for the post-petition period shall be paid at the rate specified in such order through the Creditor Distribution Date or, if such order is silent as to rate of interest, Post-Petition Interest shall be paid in Cash. If a Bankruptcy Court order has not been entered decreeing such Claim to be an Allowed General

Unsecured Claim, and if interest is required to be paid under the terms of the agreement governing such Claim and a rate of interest is provided in such agreement, then interest for the post-petition period shall be paid at the rate provided for in such agreement through the Creditor Distribution Date. If a Bankruptcy Court order has not been entered decreeing such Claim to be an Allowed General Unsecured Claim and if interest is not provided for or a rate of interest is not provided under any applicable agreement governing such Claim, or if there exists no agreement governing such Claim, then Post-Petition Interest shall be paid in Cash. If there is a dispute between the Debtors and the holder of an Allowed General Unsecured Claim as to interest lawfully required to be paid in respect of such Claim for the post-petition period, such dispute shall be determined by order of the Bankruptcy Court.

           4.6 Class 1F -- Indemnification Claims. Unless, prior to the Confirmation Date, an Indemnification Claim is Allowed at an amount other than zero, in which case such Indemnification Claim shall be paid in full in Cash on the Creditor Distribution Date, all Indemnification Claims shall be deemed Allowed at zero and holders of Allowed Indemnification Claims shall receive on account of such Claims the Exculpations and Injunctions set forth in sections
13.3 and 13.7 of this Plan.

           4.7 Classes 2F, 3F, and 4F -- Equity Interests in NPCI, NPI and NPPI. The legal, equitable and contractual rights of the holders of Equity Interests in NPCI, NPPI and NPI shall remain unaltered.

           4.8 Class 5F -- Equity Interests in NWI. On the Effective Date, all Equity Interests in NWI shall be deemed terminated and extinguished, and in exchange therefor, NBI shall assume all of NTI's non-discharged liabilities pursuant to the terms of the NTI Bill of Sale and Assumption Agreement.

           4.9 Class 1G -- CEO Reimbursement Claim. The holder of the CEO Reimbursement Claim shall receive the full amount of such Claim in Cash on the Creditor Distribution Date. If interest is required to be paid under the terms of the agreement governing such Claim and a rate of interest is provided in such agreement, then interest for the post-petition period shall be paid at the rate provided for under the applicable agreement through the Creditor Distribution Date. If interest is not provided for or a rate of interest is not provided under any applicable agreement governing an amount of the CEO Reimbursement Claim, or if there is no agreement or Bankruptcy Court order governing such Claim, then Post-Petition Interest shall be paid in Cash.

           4.10 Class 1H -- Existing NTI Series A Common Stock. On the Effective Date, all shares of Existing NTI Series A Common Stock shall be deemed converted to shares of Existing NTI Series B Common Stock on a one to one basis, and each holder of shares of Existing NTI Series A Common Stock shall receive, on account of such Equity Interests, the same consideration that such holder would have received had such holder been a holder on such date of one share of Existing NTI Series B Common Stock for every share of Existing NTI Series A Common Stock held by such holder. The Notice of Election submitted by any such holder shall indicate such holder's Allocation Election with respect to the shares of Existing NTI Series B Common Stock into which such holder's shares of Existing NTI Series A Common Stock are deemed converted pursuant to this section 4.10. Any such holder who fails to timely submit a Notice of Election shall be deemed to have elected to receive the Standard Entitlement set forth in section 4.11 of this Plan. All shares of Existing NTI Series A Common Stock shall be cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration. All shares of Existing NTI Series B Common Stock outstanding or deemed outstanding hereunder shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

           4.11 Class 1I -- Existing NTI Series B Common Stock. On the Equity Distribution Date, following the Acquisition Closing and the creation of a first-priority security interest to be held by VerizonWireless and VZW Corp. in the Acquisition Agreement Escrow Account, each holder of shares of Existing NTI Series B Common Stock (including those Persons who become entitled to receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock in class 1I pursuant to sections 4.4, 4.10, 4.12, 4.14, or 5.6 of this
Plan) will receive for each share of Existing NTI Series B Common Stock held (or deemed held) as of the Effective Date the following: (i) one certificate representing a Tax Escrow Note or an interest in a global Tax Escrow Note and
(ii) the Standard Entitlement, subject to such holder's Allocation Election. A holder of shares of Existing NTI Series B Common Stock shall indicate such holder's Allocation Election on the Notice of Election submitted by such holder. Any such holder who fails to timely submit a Notice of Election shall be deemed to have elected to receive the Standard Entitlement set forth in this section
4.11. All shares of Existing NTI Series B Common Stock outstanding or deemed outstanding hereunder shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

           4.12 Class 1J -- Existing Options/Warrants. Each holder of an Existing Option/Warrant having a right to exercise into shares of Existing NTI Series B Common Stock as set forth on the Schedule of Equity Interest Holders may exercise such right at any time prior to the Conversion/Exercise Election Deadline, with such exercise to be effective on the Effective Date, in accordance with the terms and provisions of the documents underlying such Existing Option/Warrant, as modified by the procedures specified in the Disclosure Statement and/or on the Ballot and Notice of Intent to Exercise/Convert. As provided in the Disclosure Statement, all exercises of Existing Options/Warrants shall be executed as cashless transactions. All Existing Options/Warrants with respect to which the holder does not elect to exercise in accordance herewith shall expire, be extinguished, and have no further force or effect. Upon exercise, each holder of Existing Options/Warrants shall receive the same treatment as if it had exercised its Existing Options/Warrants for shares of Existing NTI Series B Common Stock in class 1I. The Notice of Election submitted by each such holder shall indicate such holder's Allocation Election with respect to the shares of Existing NTI Series B Common Stock into which such holder's Existing Options/Warrants are deemed converted upon exercise pursuant to this section 4.12. Any such holder who fails to timely submit a Notice of Election shall be deemed to have elected to receive the Standard Entitlement set forth in section 4.11 of this Plan. All shares of Existing NTI Series B Common Stock outstanding or deemed outstanding hereunder shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

           4.13 Class 1K -- Expired Options/Warrants. Holders of Expired Options/Warrants have no remaining Equity Interest and thus shall not receive or retain any property or rights on account of such Expired Options/Warrants.

           4.14 Conversion Rights. Each holder of an Allowed Claim having a contractual right to convert such Claim into shares of Existing NTI Series B Common Stock or shares of NTI Series C Common Stock, other than holders of Bridge Noteholders Claims, may elect, for all or any portion of such Claim at any time prior to the Conversion/Exercise Election Deadline, to receive the same consideration as if it had converted its instrument into shares of Existing NTI Series B Common Stock, with such election to be effective on the Effective Date, in accordance with any applicable order entered by the Bankruptcy Court with respect to such Allowed Claim or, if no such Bankruptcy Court order exists, then in accordance with the terms and provisions of the documents underlying such Claim, as modified or implemented by the procedures specified in the Disclosure Statement and/or on the Ballot and Notice of Intent to Exercise/Convert; provided, however, that such rights shall be limited by the Debtors, in their sole discretion, to the extent necessary to avoid any violation of any FCC rule, regulation or requirement in effect at the time of such conversion; and further provided that no shares of NTI Series C Common Stock shall be issuable or be deemed issued in respect of such conversion rights; instead, one share of Existing NTI Series B Common Stock shall be issuable for each share of NTI Series C Common Stock that would be issuable but for this proviso. Confirmation of this Plan is a "liquidity event", as that term is defined in the Debtors' outstanding securities and instruments, thereby triggering, inter alia, conversion or vesting. For purposes of treatment under this Plan, the portion of an Allowed Claim as to which a conversion election is made shall cease to be an Allowed Claim and shall receive the same treatment as if the portion of the Claim to which the conversion election is applicable had been converted into shares of Existing NTI Series B Common Stock. The Notice of Election submitted by each such holder shall indicate such holder's Allocation Election with respect to the shares of Existing NTI Series B Common Stock into which such holder's Claim (or portion thereof) is deemed converted pursuant to this section
4.14. Any such holder who fails to timely submit a Notice of Election shall be deemed to have elected to receive the Standard Entitlement set forth in section
4.11 of this Plan. Any portion of an Allowed Claim subject to conversion under this section 4.14, but not so converted shall continue to be an Allowed Claim in the appropriate class for the amount not converted and shall receive the treatment accorded to the holders of Allowed Claims in such class. All shares of Existing NTI Series B Common Stock outstanding or deemed outstanding hereunder shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

                                    Article V

                        TREATMENT OF UNCLASSIFIED CLAIMS

           5.1 Administrative Claims. All Administrative Claims against the Debtors shall be treated as follows:

                5.1.1 Time for Filing. All holders of Administrative Claims arising from March 31, 2004 through the Confirmation Date, other than Professional Persons holding Fee Claims, shall file with the Bankruptcy Court a request for payment of such Claims within thirty (30) days after the Confirmation Date. Any such request must be served on the Debtors and their counsel and must, at a minimum, set forth (i) the name of the holder of the Claim; (ii) the amount of the Claim; and (iii) the basis for the Claim. A failure to file any such request in a timely fashion will result in the Administrative Claim in question being discharged and its holder forever barred from asserting such Administrative Claim against the Debtors. If a request for payment of an Administrative Claim has previously been filed, it is not necessary to file another request for payment of such Administrative Claim. Pursuant to orders of the Bankruptcy Court, January 30, 2002 was the last date to file requests for payment of Administrative Claims arising prior to January 2, 2002, and May 15, 2004 was the last date to file requests for payment of Administrative Claims arising between January 2, 2002 and March 31, 2004. Holders of Administrative Claims arising prior to March 31, 2004 who were required to file requests for payment of Administrative Claims by either January 30, 2002 or May 15, 2004, as applicable, but failed to do so, may not file any request for payment of an Administrative Claim hereunder; all such Administrative Claims have been and are disallowed and discharged, and the holders of such Administrative Claims are forever barred from asserting such Administrative Claims against the Debtors.

                5.1.2 Allowance. An Administrative Claim for which a request for payment has been properly filed shall become an Allowed Administrative Claim unless an objection is filed by the Objection Deadline. If an objection is timely filed, the Administrative Claim in question shall become an Allowed Administrative Claim only to the extent so allowed by Final Order of the Bankruptcy Court.

                5.1.3 Payment. Except to the extent that a holder of an Allowed Administrative Claim has agreed or agrees to a different treatment of such Claim, each holder of an Allowed Administrative Claim shall receive, on account of and in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Claim within ten (10) days after a Bankruptcy Court order allowing the Administrative Claim has been entered on the Bankruptcy Court's docket.

                5.1.4 Fee Claims. Every Professional Person holding a Fee Claim that has not previously been the subject of a final fee application and accompanying Bankruptcy Court order shall file a final application for payment of fees and reimbursement of expenses no later than the date that is thirty (30) days after the date on which the Confirmation Order becomes a Final Order. In addition to fees approved on an interim basis during the Chapter 11 Cases, such final fee applications will request the approval and payment of all amounts which have been previously held back under interim fee applications. Any such final fee application shall conform to and comply with all applicable rules and regulations contained in the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court's local rules and orders. The last date to object to final fee applications shall be the twenty-third (23rd) day after such fee application has been filed with the Bankruptcy Court. All final fee applications shall be set for hearing on the same day, as the Bankruptcy Court's calendar permits, after consultation with counsel for the Debtors. Allowed Fee Claims shall be paid in full in Cash by the Debtors within ten (10) days after a Bankruptcy Court order awarding final compensation has been entered on the Bankruptcy Court's docket.

           5.2 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has agreed or agrees to a different treatment of such Claim, each holder of an Allowed Priority Tax Claim shall receive on the Creditor Distribution Date, on account of and in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Claim, plus Post-Petition Interest.

           5.3 DIP Loan Deferred Payment Rights. On account of their DIP Loan Deferred Payment Rights, each of the DIP Lenders or the current holders of the DIP Loan Deferred Payment Rights shall receive, on the Creditor Distribution Date, their pro rata share of Cash as follows: (i) on account of the D&P DIP Loan Deferred Payment Rights - $28.3 million; (ii) on account of the Resurgence DIP Loan Deferred Payment Rights - $62,963,145; and (iii) on account of the BFD DIP Loan Deferred Payment Rights - $200 million. The payment of such amounts shall satisfy in full all DIP Loan Deferred Payment Rights, and such rights shall be deemed terminated and expired.

           5.4 Clarity Claim. The holder of the Clarity Claim shall receive, on the Creditor Distribution Date, on account of and in full satisfaction of such Claim, $1 million in Cash.

           5.5 Break-Up Payment. If the Break-Up Payment becomes owing under the terms of the Acquisition Agreement, then the same shall be paid as provided for in the Acquisition Agreement.

           5.6 Current Active Employee Confirmation Bonus Pool. On the Effective Date, 10,287,500 shares of Existing NTI Series B Common Stock and the Employee Bonus Pool Reorganized NWI Equity Interests shall be granted to Current Active Employees and the outside directors from the Current Active Employee Confirmation Bonus Pool. The allocation of such shares and interests will be determined by the Bonus Pool Committee, provided that Mr. Allen Salmasi shall receive his entire grant in Reorganized NWI Equity Interests hereunder and Mr. Frank Cassou shall receive at least 72.6% of his grant in Reorganized NWI Equity Interests hereunder. Current Active Employees and the outside directors who are allocated shares of Existing NTI Series B Common Stock hereunder shall receive, with respect to such share allocation, the treatment accorded to holders of Existing NTI Series B Common Stock in class 1I. Each Person allocated shares of Existing NTI Series B Common Stock pursuant to this section shall indicate on the Notice of Election such Person's Allocation Election with respect to such allocated shares of Existing NTI Series B Common Stock.

                                   Article VI

          ACCEPTANCE OR REJECTION OF THIS PLAN; EFFECT OF REJECTION BY
                     ONE OR MORE CLASSES OF EQUITY INTERESTS

           6.1 Classes Entitled to Vote. The holders of Equity Interests in classes 1H, 1I, 1J and 5F are impaired by this Plan and entitled to vote to accept or reject this Plan. To the extent that a Bridge Noteholder in classes 1D, 3D, 4D and 5D has timely elected to convert, pursuant to a Bridge Noteholders Conversion Election Notice, all or a portion of any Bridge Note(s), such Bridge Noteholder will be deemed a holder of Equity Interests in class 1I and will be entitled to vote an amount of shares of Existing NTI Series B Common Stock equal to one share of Existing NTI Series B Common Stock for every $4.00 of such holder's Bridge Noteholders Claim that such holder elected to convert. Holders of Claims and Equity Interests in every other class are unimpaired and, therefore, conclusively presumed to have accepted this Plan and are not entitled to vote to accept or reject this Plan.

           6.2 Class Acceptance Requirement. A class of Equity Interests shall have accepted this Plan if it is accepted by at least two-thirds (2/3) in amount of the Equity Interests in such class that have voted on this Plan.

           6.3 Confirmation Requirements. The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Therefore, if this Plan is not confirmed as to each of NPCI, NPPI, NPI, NWI and NTI, this Plan shall not be confirmed as to any of them.

           6.4 Cramdown. If any Equity Interests shall fail to accept this Plan in accordance with section 1126(d) of the Bankruptcy Code, the Debtors intend to request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code.

                                   Article VII

                   MEANS FOR IMPLEMENTATION AND RESTRUCTURING

           7.1 Boards of Directors. The initial board of directors of each of Reorganized NTI, Reorganized NPI, Reorganized NPCI and Reorganized NPPI shall be disclosed prior to commencement of the Confirmation Hearing. The Reorganized NWI Agreement shall provide that the initial board of managers of Reorganized NWI shall, at a minimum, consist of seven (7) members as follows: three (3) senior members of the Debtors' current management team, including the Chief Executive Officer, two (2) outside managers which shall initially be William Webster and Doug Manchester and two (2) managers who shall be representatives of two of the larger non-insider equity holders of Reorganized NWI. Reorganized NWI shall have a Compensation Committee and a Corporate Governance Committee and such other committees as the board of managers of Reorganized NWI shall determine. All decisions regarding the Stock Option Plan referred to in section 7.4 of this Plan, as well as all management and key employee compensation decisions, shall be determined by such Compensation Committee. All decisions regarding the form of organization of Reorganized NWI, including any corporate restructuring, changes to organizational documents, reorganization or conversion shall be determined by such Corporate Governance Committee. The acts and decisions of such Compensation Committee and such Corporate Governance Committee shall require the consent of a majority of the members of such committees. Such Compensation Committee and such Corporate Governance Committee shall be composed of Mr. Webster and Mr. Manchester and the Chief Executive Officer of Reorganized NWI. Reorganized NWI will not have a staggered board of managers. The initial term of the board of managers of Reorganized NWI shall be (2) two years with one
(1) year terms thereafter. The subsequent tenure and manner of selection of directors for each of the Reorganized Debtors shall be as provided in their respective Certificates of Incorporation and Bylaws, to be approved by the Bankruptcy Court as Plan Documents, except for Reorganized NWI, which shall be as provided in the Reorganized NWI Agreement and consistent with the foregoing provisions and the Term Sheet. The identities of and compensation to be provided to the individuals serving on the board of directors of each of the Reorganized Debtors and the board of managers of Reorganized NWI shall be disclosed prior to commencement of the Confirmation Hearing.

           7.2 Other Officers. The initial corporate officers of each of the Reorganized Debtors (other than Reorganized NWI) shall be disclosed prior to commencement of the Confirmation Hearing. The initial officers of Reorganized NWI shall consist of the current officers of NTI, the identities of whom have been disclosed in the Disclosure Statement. The board of directors of each of the Reorganized Debtors (other than Reorganized NWI) shall determine the subsequent selection of officers as provided in their respective Certificates of Incorporation and Bylaws, and the board of managers of Reorganized NWI shall determine the subsequent selection of officers as provided in the Reorganized NWI Agreement.

           7.3 Certificates of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of each of the Reorganized Debtors (other than Reorganized NWI) shall be filed as Plan Documents and shall be their current charters and bylaws, as amended as necessary to implement this Plan including to, inter alia, prohibit the issuance of non-voting equity securities (other than any warrants) as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment as permitted by applicable law. The Reorganized NWI Agreement shall also be filed as a Plan Document and shall similarly prohibit the issuance of non-voting equity securities, pursuant to section 1123(a)(6) of the Bankruptcy Code, subject to further amendment as permitted by applicable law.

           7.4 Stock Option Plan. Following the Effective Date, the Compensation Committee of the board of managers of Reorganized NWI, as it may deem appropriate, may adopt a stock option plan and/or stock option agreements pursuant to which options to acquire up to ten percent (10%) of the Reorganized NWI Equity Interests shall be reserved for management, consultant and/or employee programs to be implemented by the board of managers of Reorganized NWI, and containing such terms and conditions as shall be determined by the Compensation Committee of the board of managers of Reorganized NWI, substantially in the form submitted to the Bankruptcy Court for approval as a Plan Document.

           7.5 Transfers to the Disbursing Agent. On the Creditor Distribution Date, the Reorganized Debtors shall transfer to the Disbursing Agent an amount of Cash sufficient to satisfy and pay all Allowed Claims as set forth herein and an amount of Cash constituting the Withheld Distribution Amount. On the Effective Date, Reorganized NWI shall transfer to the Disbursing Agent (i) the Cash Distribution Amount (which includes the Withheld Distribution Amount), (ii) certificates representing the Distributed Reorganized NWI Equity Interests distributed hereunder and (iii) the Tax Escrow Notes in accordance with the Tax Escrow Documents.

           7.6 Transfers by VZW Corp. and the Debtors. At the Acquisition Closing, (i) Reorganized NTI shall deliver to VZW Corp. certificates representing the New NTI Common Stock, and (ii) VZW Corp. shall deliver (A) the Net Acquisition Consideration to Reorganized NTI, which amount shall then be delivered to Reorganized NWI pursuant to the terms of the NTI Bill of Sale and Assumption Agreement, (B) the Escrow Amount to the Escrow Agent, and (C) the
Section 3 Payment to the FCC, all pursuant to the terms of the Acquisition Agreement, which is incorporated herein by reference. At the Acquisition Closing, VZW Corp. and Reorganized NTI shall deliver to each other the other documents called for by the Acquisition Agreement. The shares of New NTI Common Stock subject to issuance under this Plan shall at the time of their issuance be duly authorized and validly issued and outstanding, fully paid and nonassessable, free and clear of any Liens, issued in compliance with all federal and state securities laws, not issued in violation of, or subject to any, preemptive rights or other rights to subscribe for or purchase securities. All other outstanding equity interests in Reorganized NTI, other than the New NTI Common Stock, shall automatically be canceled and retired and shall cease to exist.

           7.7 Transfers to NBI and Formation of Reorganized NWI. On or before the Confirmation Date, (i) NWI shall be converted into a limited liability company and (ii) NBI shall be formed as a wholly owned subsidiary of NTI. On or immediately prior to the Acquisition Closing, the NPCI Bill of Sale and Assumption Agreement, the NPI Bill of Sale and Assumption Agreement, the NPPI Bill of Sale and Assumption Agreement and the NTI Bill of Sale and Assumption Agreement will be executed and the transactions contemplated thereby will be consummated. As a result of the foregoing, (A) NBI will be a wholly owned subsidiary of NWI, (B) TELE*Code will be a wholly owned subsidiary of NBI and
(C) any non-discharged liabilities of NTI and the License Subsidiaries arising prior to the Acquisition Closing Date will be liabilities of NBI.

           7.8 Cingular Indemnity Fund. On the Effective Date, all funds in the Cingular Indemnity Fund not subject to a Notice of Claim (as defined in the Cingular Escrow Agreement) and not previously disbursed shall be released to Reorganized NWI.

           7.9 Split-Off Distribution. On the Equity Distribution Date, (a) the Disbursing Agent shall distribute, in accordance with section 4.11 and Article VIII of this Plan, certificates representing the Distributed Reorganized NWI Equity Interests and (b) all other outstanding equity interests in Reorganized NWI, other than the Distributed Reorganized NWI Equity Interests, shall automatically be canceled and retired and shall cease to exist.

           7.10 Valuation. As soon as practical after the Equity Distribution Date, Reorganized NWI shall inform the Disbursing Agent, in writing, of the value of the assets of Reorganized NWI and the amount of the Retained Cash, less the amount of its liabilities. The Disbursing Agent shall apprise, in writing, the holders of Distributed Reorganized NWI Equity Interests of such valuation. The valuation shall be used consistently by Reorganized NWI and the holders of Distributed Reorganized NWI Equity Interests for all federal income tax purposes.

           7.11 Release of Escrow. Following the Acquisition Closing Date, the Escrow Amount shall be released pursuant to the terms of the Escrow Agreement and the Acquisition Agreement.

           7.12 Tax Escrow Notes.


           (a) Reorganized NWI, as the direct owner of the Acquisition Agreement Escrow Account, has, and by this provision shall have, full right and authority to grant VerizonWireless and VZW Corp. a first-priority security interest in the Acquisition Agreement Escrow Account. The Tax Escrow Note Trustee, to the extent that it or the holders of the Tax Escrow Notes may be deemed to have an ownership interest in the Acquisition Agreement Escrow Account, shall grant VerizonWireless and VZW Corp. a first-priority security interest in the Acquisition Agreement Escrow Account. The Debtors are authorized to enter into the Tax Escrow Documents and to take all actions necessary to give effect to the Tax Escrow Documents.

           (b) For federal income tax purposes, absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, the Tax Escrow Notes shall be treated as evidencing a direct beneficial interest by the holders of the Tax Escrow Notes in the Escrow Amount to which Reorganized NWI is entitled pursuant to the Escrow Agreement, and the holders of the Tax Escrow Notes shall be treated as the direct owners of Reorganized NWI's entitlement to the Escrow Amount (rather than Reorganized NWI). Reorganized NWI and the holders of the Tax Escrow Notes shall report consistent therewith for tax purposes, including, to the extent permitted by applicable law, for state and local income tax purposes. The Tax Escrow Notes shall incorporate the foregoing treatment and shall reflect the intent that the holders of the Tax Escrow Notes be treated as holding direct beneficial interests in, and as the tax owners of, Reorganized NWI's entitlements with respect to the Escrow Amount, which entitlements shall remain subject to the first-priority security interest held by VerizonWireless and VZW Corp. in the Acquisition Agreement Escrow Account.

           7.13 Securities Exemption. The issuance or allocation of (i) shares of Existing NTI Series B Common Stock to (a) holders of NTI Series A Common Stock, (b) Current Active Employees and outside directors, and (c) holders of Existing Options/Warrants, Bridge Notes and other convertible instruments who elect to exercise and/or convert such instruments hereunder, (ii) Reorganized NWI Equity Interests to holders or deemed holders of Existing NTI Series B

Common Stock, Current Active Employees and outside directors, (iii) the Tax Escrow Notes and (iv) shares of New NTI Common Stock under and pursuant to this Plan, shall be exempt from registration under the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security, pursuant to section 1145 of the Bankruptcy Code and/or with respect to New NTI Common Stock issued to Persons other than holders of Allowed Claims or Allowed Equity Interests, pursuant to section 4(2) of the Securities Act of 1933. Any such securities issued to an "affiliate" of the issuer of NTI Series B Common Stock, New NTI Common Stock, Reorganized NWI Equity Interests or the Tax Escrow Notes within the meaning of the Securities Act of 1933 or any Person the Debtors reasonably determine to be an "underwriter," and which does not agree to resell such securities only in "ordinary trading transaction," within the meaning of section 1145(b)(1) of the Bankruptcy Code, shall be subject to such transfer restrictions and bear such legends as shall be appropriate to ensure compliance with the Securities Act of 1933.

           7.14 DOE Lease and Spectrum Transfer Agreement. On the Confirmation Date, the DOE Lease and the Spectrum Transfer Agreement shall become effective in accordance with their respective terms, and shall be valid, binding and enforceable obligations of NBI.

                                  Article VIII

                                  DISTRIBUTIONS

           8.1 Date of Distributions. Any distributions and deliveries to be made to holders of Allowed Claims under this Plan shall be made on the Creditor Distribution Date. Any distributions and deliveries to be made to holders of Allowed Equity Interests shall be made on the Equity Distribution Date or as soon thereafter as practicable.

           8.2 Timing of Other Distributions. Deliveries or distributions to the FCC shall be made in accordance with the Global Resolution Agreement, except for deliveries or distributions to be made to the FCC in accordance with section 4.3 hereof. Any distribution of the Withheld Distribution Amount shall be made pursuant to section 9.5 hereof. Deliveries or distributions to the holders of the Tax Escrow Notes shall be made in accordance with the Tax Escrow Documents.

           8.3 Disbursing Agent. All distributions under this Plan shall be made by the Disbursing Agent.

           8.4 Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan; (ii) make all distributions contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

           8.5 De Minimis Distributions. No distribution of less than twenty-five dollars ($25.00) in Cash shall be made to any holder of an Allowed Claim. No distribution of less than twenty-five (25) Reorganized NWI Equity Interests shall be made to any holder of an Allowed Equity Interest. Such undistributed consideration shall be deposited with the Disbursing Agent and thereafter treated as amounts ultimately remaining from the Withheld Distribution Amount in accordance with section 9.5 of this Plan.

           8.6 Fractional Shares. No fractional shares of Existing NTI Series B Common Stock, Reorganized NWI Equity Interests, the Tax Escrow Notes (unless there is a global Tax Escrow Note, in which case fractional interests in such global Tax Escrow Note will be distributed) or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of Existing NTI Series B Common Stock and Reorganized NWI Equity Interests shall be rounded down to the nearest whole number.

           8.7 Means of Payment. Payments made pursuant to this Plan shall be in Cash unless stated otherwise.

           8.8 Recipient of Distributions. All distributions to holders of Allowed Claims or Allowed Equity Interests to be made under this Plan shall be made to the holder of such Claim or Equity Interest as of the Voting Record Date as set forth on the register of Claims at the Bankruptcy Court or, with respect to Equity Interests, on the records of the Debtor and its stock transfer agent as set forth on the Schedule of Equity Interest Holders. Distributions to holders of Existing NTI Series B Common Stock shall be effected through the exchange of securities. Changes as to the holder of a Claim or Equity Interest on or after the Voting Record Date for Claims or Equity Interests shall only be valid and recognized for distribution, voting and all other purposes if notice of such change is filed with the Bankruptcy Court, in accordance with Bankruptcy Rule 3001, if applicable, and served upon the Debtors and Debtors' counsel. Distributions to holders of the DIP Loan Deferred Payment Rights shall be made to the holders as of the Voting Record Date, as set forth on a schedule of DIP Loan Deferred Payment Rights to be filed with the Bankruptcy Court.

           8.9 Delivery of Distributions. Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims, Allowed Equity Interests and DIP Loan Deferred Payment Rights shall be made at the address of each such holder as set forth on the proofs of claim or proofs of equity interest filed by such holders (or at the last known address of such holder as of the Confirmation Date if the Debtors have been notified in writing of a change of address). If any distribution to the holder of an Allowed Claim or Allowed Equity Interest is returned as undeliverable, no further distributions to such holder shall be made unless and until the Reorganized Debtors are notified of such holder's then current address, at which time all missed distributions shall be made to such holder without post-Effective Date interest. All claims for undeliverable distributions shall be made on or before the later of (i) the first anniversary of the Creditor Distribution Date; or (ii) one hundred eighty (180) days after the date on which the Claim or Equity Interest in question becomes Allowed. After such date, all unclaimed property shall revert to Reorganized NWI or its successor and the Claim or Equity Interest of any holder with respect to such property shall be discharged and forever barred.

           8.10 Time Bar to Payments. Checks issued by the Disbursing Agent in respect of Allowed Claims and Allowed Equity Interests shall be null and void if not negotiated within six (6) months after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim or the Allowed Equity Interest with respect to whom such check originally was issued. Any Claim in respect of such a voided check shall be made on or before the first anniversary of the Creditor Distribution Date. After such date, all Claims in respect of void checks shall be discharged and forever barred.


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
           8.11 Surrender of Instruments. As a condition to receiving any distribution under this Plan, each holder of (i) a Bridge Noteholders Claim,
(ii) a Secured Claim, (iii) Existing Options/Warrants and (iv) any other Claim or Equity Interest, the basis of which is a promissory note, stock certificate or other instrument, shall (A) surrender any and all promissory notes, options, warrants, certificates, instruments, and any and all other and related documents evidencing such Claim or Equity Interest to the Disbursing Agent and (B) upon request, provide the Debtors with a lien release and UCC-3 termination statement. Any such holder that fails to (x) surrender such instruments, (y) execute and deliver an affidavit of loss and/or indemnity with respect to such instruments reasonably satisfactory to the Disbursing Agent before the first anniversary of the Creditor Distribution Date, or (z) fail to provide a lien release and UCC-3 termination statement as requested, shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under this Plan, and any Claim or Equity Interest with respect thereto shall be discharged and forever barred.

           8.12 Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Allowed Equity Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not issue such instrument or make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

                                   Article IX

              PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS

           9.1 Prosecution of Objections. Except insofar as a Claim or Equity Interest is Allowed hereunder, the Debtors and the Reorganized Debtors shall be entitled to object to and/or seek the estimation of Claims and/or Equity Interests; no Equity Interest holder shall be prohibited from filing an objection to a Claim or Equity Interest which has not been previously Allowed. On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement or withdrawal of all objections to Claims and Equity Interests shall be the exclusive right of the Reorganized Debtors, except that objections to Fee Claims may be made by parties in interest in accordance with the Bankruptcy Rules.

           9.2 Objection Deadline. Objections to Claims and Equity Interests shall be filed with the Bankruptcy Court and served upon the holders of each Claim and Equity Interest to which an objection is made by the Objection Deadline.

           9.3 No Distributions Pending Allowance. Notwithstanding any other provision of this Plan, no payment or distribution shall be made in respect of any Claim, Equity Interest or portion thereof to the extent it is a Disputed Claim or Disputed Equity Interest, unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest. The Disbursing Agent shall withhold from the property to be distributed on the


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
Creditor Distribution Date and the Equity Distribution Date, as applicable, the Withheld Distribution Amount, which shall be an amount sufficient to be distributed on account of Claims and Equity Interests that are not Allowed as of the Creditor Distribution Date or the Equity Distribution Date, as applicable. Each holder of a Disputed Claim or Disputed Equity Interest shall receive a distribution on the Creditor Distribution Date or the Equity Distribution Date, as applicable, for the part of such Claim or Equity Interest that is not a Disputed Claim or Disputed Equity Interest.

           9.4 Late Filed Claims. Unless otherwise provided in a Final Order of the Bankruptcy Court entered on or before the Confirmation Date, any Claim or Equity Interest for which a proof of Claim or proof of Equity Interest is filed after entry of an order of the Bankruptcy Court approving the Disclosure Statement shall be deemed disallowed. The holder of a Claim or Equity Interest that is disallowed pursuant to this section 9.4 shall not receive any distribution on account of such Claim or Equity Interest and the Reorganized Debtors shall not need to take any affirmative action for such Claim or Equity Interest to be deemed disallowed.

           9.5 Distributions Relating to Disputed Claims or Interests. On the Effective Date or as soon thereafter as practicable, the Reorganized Debtors shall deposit in trust with the Disbursing Agent the Withheld Distribution Amount in an amount of Cash, Reorganized NWI Equity Interests and Tax Escrow Notes necessary to satisfy any distributions that would be made to holders of Disputed Claims and Disputed Equity Interests, as the case may be, if such Claims or Interests were to become Allowed. Upon the resolution of all Disputed Claims and Disputed Equity Interests, all or a portion of the Withheld Distribution Amount shall be released and delivered to the holders of Disputed Claims and/or Disputed Equity Interests on account of the Allowance of such Disputed Claims and/or Disputed Equity Interests or any portion thereof. To the extent that all or a portion of the Disputed Claims or the Disputed Equity Interests is disallowed, the holders of such Disputed Claims and/or Disputed Equity Interests shall not receive any distribution on account of the portion of such Disputed Claims and/or Disputed Equity Interests that is disallowed. Instead, upon the resolution of all Disputed Claims and Disputed Equity Interests, any remaining Withheld Distribution Amount shall be distributed by the Disbursing Agent pro rata to holders of shares of Existing NTI Series B Common Stock as of the Effective Date (including those Persons who become entitled to receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock in class 1I pursuant to sections 4.4, 4.10, 4.12, 4.14 or
5.6 of this Plan).

                                    Article X

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

           10.1 Rejection of Executory Contracts. All executory contracts and unexpired leases to which the Debtors are a party which (i) have not previously been assumed or rejected pursuant to a Final Order of the Bankruptcy Court; (ii) are not subject to a pending motion to assume or reject as of the Confirmation Date; (iii) have not expired or been terminated by their terms; or (iv) are not listed on the Contract Assumption Notice to be filed by the Debtors prior to the Confirmation Hearing shall be deemed rejected by the Debtors as of the Confirmation Date.

           10.2 Assignment to NBI and Cure of Defaults. Any and all executory contracts or unexpired leases assumed or ratified by the Debtors hereunder, shall, on the Effective Date, and in accordance with the NPCI Bill of Sale and Assumption Agreement, the NPI Bill of Sale and Assumption Agreement, the NPPI Bill of Sale and Assumption Agreement, or the NTI Bill of Sale and Assumption

Agreement, as applicable, be deemed assigned to NBI. NBI shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code, and consistent with the requirements of section 365 of the Bankruptcy Code, to the extent applicable, cure all defaults under any such executory contracts or unexpired leases within ninety (90) days following the Effective Date.

           10.3 Rejection Claims. Any Person that is a party to an executory contract or unexpired lease with the Debtors that is rejected on or before the Confirmation Date shall file any Claim for damages as a result of such rejection and serve the same upon counsel for the Debtors within thirty (30) days after the date of such rejection (or such other date as established by the Bankruptcy Court) otherwise any such Claim shall be discharged and forever barred, and will not be enforceable against the Debtors, their successors or their properties.

                                   Article XI

               CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS PLAN

           11.1 Conditions to Effective Date. The Effective Date of this Plan shall not occur unless and until each of the following conditions have been satisfied or waived by the Debtors:

                11.1.1 The Bankruptcy Court shall have entered the Confirmation Order, in a form and substance consistent with the Term Sheet and acceptable to the Debtors and in a form and substance reasonably acceptable to VerizonWireless and the Committee, respectively, the effect of which is not stayed;

                11.1.2 All Plan Documents shall have been executed and delivered by the parties thereto, or receipt thereof waived by the Debtors, and any conditions to the effectiveness of the Plan Documents shall have been satisfied or waived, as provided therein;

                11.1.3 The Acquisition Agreement shall have been executed and delivered by the parties thereto, or receipt thereof waived by the Debtors, and any conditions to the Acquisition Closing shall have been satisfied or waived, as provided therein; and

                11.1.4 The Cash Distribution Amount shall not be less than the amount set forth in section 1.27 hereof.

           11.2 Waiver of Conditions. Any of the foregoing conditions (other than the condition contained in 11.1.4, which condition can not be waived) may be waived by the Debtors, in whole or in part, without notice, at any time, without an order of the Bankruptcy Court and without any formal action other than proceeding to consummate this Plan; provided, however, that the Debtors may not waive any condition if waiver of such condition would materially and adversely effect the non-Debtor parties to the Term Sheet. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.

                                   Article XII

                            RETENTION OF JURISDICTION

           12.1 Jurisdiction of the Bankruptcy Court. Following the Confirmation Date, the Bankruptcy Court shall retain and have exclusive jurisdiction over all matters arising in, arising under and related to the Chapter 11 Cases to the fullest extent permitted by law for, among other things, the following purposes:

                12.1.1 To hear and determine any and all pending applications for the rejection, assumption or assignment of any executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

                12.1.2 To hear and determine any motion, application, adversary proceeding, contested matter and other litigated matter pending on the Confirmation Date;

                12.1.3 To hear and determine any causes of action or claims retained by the Reorganized Debtors pursuant to section 13.8 of this Plan, whether or not any contested matter or adversary proceeding with respect to such causes of action has been commenced as of the Confirmation Date;

                12.1.4 To ensure that distributions to holders of Claims and Equity Interests are accomplished as provided in this Plan;

                12.1.5 To consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim, Administrative Claim or Equity Interest;

                12.1.6 To enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

                12.1.7 To hear and determine all requests for payment of Fee Claims;

                12.1.8 To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

                12.1.9 To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation or enforcement of this Plan, the Confirmation Order or any other order of the Bankruptcy Court;

                12.1.10 To hear and determine any disputes or other matters arising in connection with, and as provided under, the Acquisition Agreement, to the extent provided in the Acquisition Agreement and/or the Escrow Agreement;

                12.1.11 To hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation or enforcement of this Plan;

                12.1.12 To take any action and issue such orders as may be necessary to construe, enforce, implement, execute and consummate this Plan or to maintain the integrity of this Plan following consummation;

                12.1.13 To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

                12.1.14 To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requested expedited determination of tax under section 505(b) of the Bankruptcy Code), to the extent consistent with the Acquisition Agreement;

                12.1.15 To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

                12.1.16 To hear and determine any matters relating to the Global Resolution Agreement, the Global Resolution Order, and any matters or transactions related thereto or arising thereunder; and

                12.1.17 To enter a final decree closing the Chapter 11 Cases.

           12.2 Failure of Bankruptcy Court to Exercise Jurisdiction. If for any reason the Bankruptcy Court abstains from exercising, or refuses or declines to exercise, jurisdiction over any matter arising in, arising under or related to the Chapter 11 Cases, including the matters set forth in section 12.1 hereof, such abstention, refusal or declination shall have no effect on the exercise of jurisdiction by any other court which has jurisdiction over such matter.

                                  Article XIII

                 EFFECTS OF CONFIRMATION; PROPERTY AND DISCHARGE

           13.1 Discharge of Claims and Termination of Equity Interests. Except as otherwise provided herein or in the Confirmation Order, the rights afforded in this Plan and the payments and distributions to be made hereunder shall discharge and release all existing debts and Claims, and terminate all Equity Interests, of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in this Plan, upon the Effective Date, all Claims against and Equity Interests in the Debtors, regardless of whether or not (i) a proof of Claim or Equity Interest has been filed or is or was deemed filed, (ii) such Claim or Equity Interest was listed on any of the Debtors' Schedules, (iii) such Claim or Equity Interest was Allowed, or (iv) the holder of such Claim or Equity Interest has voted to accept or reject this Plan, shall be, and shall be deemed to be, discharged, released and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

           13.2 Discharge of Debtors. Upon the Effective Date, and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder, regardless of whether or not (i) a proof of Claim or Equity Interest has been filed, (ii) such Claim or Equity Interest was Allowed, or (iii) the holder of such Claim or Equity Interest has voted to accept or reject this Plan, shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights and liabilities that arose prior to the

Effective Date. Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Reorganized Debtors. Notwithstanding anything to the contrary herein, all of the Debtors' ongoing obligations under the Microwave Orders shall remain unimpaired.

           13.3 Exculpations. Neither the Debtors, the Disbursing Agent, the Committee, VZW Corp., VerizonWireless, nor any of their respective members, officers, directors, employees, agents, attorneys or professionals shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission arising out of or in connection with the Chapter 11 Cases, the administration of assets of the Debtors' estates, the confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or property to be distributed under this Plan, except for willful misconduct or gross negligence. The Debtors, the Disbursing Agent, the Committee, VZW Corp., VerizonWireless, and each of their respective members, officers, directors, employees, agents, attorneys and professionals shall be deemed to have acted in good faith with regard to the solicitation of acceptances or rejections of this Plan and shall be entitled to the protections afforded by section 1125(e) of the Bankruptcy Code. Entry of the Confirmation Order shall act as a comprehensive release of and injunction against the bringing of any claim or cause of action with respect to any such liability. Such release and injunction shall specifically include, but not be limited to, any claims with respect to rights under any prior unconfirmed plan of reorganization or agreements relating thereto and any claims with respect to Claims or Equity Interests, or transfers thereof.

           13.4 Injunction Against Interference With Plan. Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan.

           13.5 Injunction and Release With Respect to FCC. Pursuant to the terms of the Global Resolution Agreement and the Global Resolution Order, the Debtors and each and every party or Person (including, without limitation, any past or present, direct or indirect member, shareholder, owner, and affiliate thereof and each past and present, direct or indirect, officer, director, manager, partner, principal, agent, servant, employee, representative, advisor, attorney or creditor) claiming through the Debtors or by reason of any damage to the Debtors and/or damage resulting from affiliation or in connection with the Debtors (the "NextWave Claimants") and all past or present holders of Claims or Equity Interests (the "Other Claimants"), forever release, waive and discharge as against the FCC and/or the United States and each and every past and present, direct or indirect principal, agent, servant, staff, employee, representative, advisor and attorney of the FCC and/or the United States from any and all claims, obligations, suits, judgments, Liens, damages, demands, debts, rights, interests, causes of action, liabilities, losses, costs and expenses, of any kind, character or nature whatsoever, whether liquidated or unliquidated, direct or derivative, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or which the NextWave Claimants or the Other Claimants believe to now exist, or hereafter arising in law, equity and otherwise, with respect to the Debtors' PCS Licenses and the Debtors' Chapter 11 Cases that are based in whole or in part on any act, commission, omission, transaction, or other occurrence or circumstance existing or occurring prior to the date of entry of the Global Resolution Order, except for the Debtors' rights under the Global Resolution Agreement.

           13.6 Release by FCC. Pursuant to the terms of the Global Resolution Agreement and the Global Resolution Order, the FCC and the United States, each for itself and on behalf of each and every past and present, direct or indirect, principal, agent, servant, staff, employee, representative, advisor and attorney of the FCC and the United States forever release, waive and discharge as against the Debtors and each and every past and present, direct or indirect, member, shareholder, owner, and affiliate thereof and each past and present, direct or indirect, officer, director, manager, partner, principal, agent, servant, employee, representative, advisor, attorney or creditor of the Debtors, the NextWave Claimants and the Other Claimants, from any and all claims, obligations, suits, judgments, Liens, damages, demands, debts, rights, interests, causes of action, liabilities, losses, costs and expenses, of any kind, character or nature whatsoever, whether liquidated or unliquidated, direct or derivative, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or which the FCC and/or the United States believe to now exist, or hereafter arising in law, equity and otherwise, with respect to the Debtors' PCS Licenses and the Debtors' Chapter 11 Cases, that are based in whole or in part on any act, commission, omission, transaction or other occurrence or circumstance existing or occurring prior to the date of entry of the Global Resolution Order, on any basis, except that the FCC and the United States specifically reserve their rights with respect to (x) federal taxes or enforcement of the criminal, environmental, securities, fraud, labor, employment (including ERISA) or antitrust laws of the United States, (y) any action by the FCC pursuant to its regulatory authority over the Debtors as an FCC licensee of the PCS Licenses, including, without limitation, its authority under the Communications Act of 1934, as amended, and FCC rules, regulations, policies and decisions, and (z) any rights under the Global Resolution Agreement, including, without limitation, any action or claim related to the Debtors' covenant regarding provision of notice set forth in section 5(a) of the Global Resolution Agreement.

           13.7 Third Party Release and Injunction. Upon the Effective Date, except as otherwise provided herein, all Persons shall be deemed to have released, and shall be forever precluded and permanently enjoined from asserting, commencing, conducting, enforcing, attaching, collecting, recovering, perfecting, creating or continuing, in any manner, directly or indirectly, against the Debtors, the Reorganized Debtors, the Committee, VZW Corp., VerizonWireless, and each of their respective constituents, principals, officers, directors, employees, agents, representatives, attorneys, professionals, affiliates, successors, predecessors, and assigns any (i) Lien, encumbrance, security interest, Equity Interest or charge of any nature or description whatsoever relating to the Debtors, the Chapter 11 Cases or affecting property of the Debtors' bankruptcy estates, (ii) Claim or any other Liability relating to the Debtors or the Chapter 11 Cases, and (iii) causes of action, whether known or unknown, discovered or undiscovered, scheduled or unscheduled, contingent, fixed, unliquidated or disputed, whether assertable directly or derivatively through the Debtors, against successors or assigns of the Debtors and the individuals and entities listed above (including, but not limited to Claims sounding in tort, contract, warranty, or any other theory of law, equity or admiralty), matured or unmatured, contingent or noncontingent, senior or subordinated, based upon any condition, event, act, omission, occurrence, transaction or other activity, inactivity, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date in any way arising out of, relating to or connected with the operation of the Debtors' businesses or the Chapter 11 Cases, all regardless of whether (a) a proof of Claim or Equity Interest has been filed or is deemed to have been filed, (b) such Claim or Equity Interest is Allowed or (c) the holder of such Claim or Equity Interest has voted to accept or reject this Plan. By way of example only, and not limitation, the above shall include, but not be limited to, the following: (1) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claim, Liability, demand, cause of action or Equity Interest against any of the Debtors or against the property of the Debtors with respect to any such Claim, demand, cause of action or Equity Interest; (2) enforcing, attaching, collecting, or recovering, by any manner or means, any judgment, award, decree or order against any of the Debtors or against the property of any of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; (3) creating, perfecting or enforcing any Lien of any kind against any of the Debtors or any of the property of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; (4) asserting or accomplishing any setoff, right of subrogation, indemnity contribution or recoupment of any kind against any obligation due any of the Debtors or against the property of any of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; and (5) taking any act, in any manner, in any place whatsoever, against any of the Debtors or their property that does not conform to, or comply with, the provisions of this Plan relating to such Claim, Liability, demand, cause of action or Equity Interest except that the FCC and the United States specifically reserve their rights with respect to federal taxes or enforcement of the criminal, environmental, securities, fraud, labor, employment (including ERISA) or antitrust laws of the United States.

           13.8 Retention of Causes of Action/Reservation of Rights.

           (a) Except as set forth in this Plan or in the Confirmation Order, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (i) any and all Claims against any Person, to the extent such Person asserts a cross-claim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors or their officers, directors or representatives, (ii) the turnover of any property of the Debtors' estates, and
(iii) rights against directors, officers, professionals, agents, financial advisors, underwriters, lenders or auditors relating to acts or omissions occurring prior to the Petition Date; provided, however, that the Debtors shall not retain the right to prosecute any rights against any of Current Active Employees and such rights shall be, and shall be deemed to be, extinguished pursuant to this Plan.

           (b) Except as set forth in this Plan or the Confirmation Order, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left unimpaired by this Plan. The Debtors or Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors' legal and equitable rights respecting any Claim left unimpaired by this Plan may be asserted by the Debtors or Reorganized Debtors after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

           13.9 Vesting of Assets. Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors' bankruptcy estates shall vest in the Reorganized Debtors as set forth herein, free and clear of all Claims, Liens, encumbrances, charges and other interests, except as provided herein. The Reorganized Debtors may operate their business free of any restrictions imposed by the Bankruptcy Code and, in all respects, as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein or in the Microwave Orders.

           13.10 Indemnity Under Acquisition Agreement. Under the Acquisition Agreement, from and after the Closing Date, NBI, Reorganized NWI and their affiliates shall defend, indemnify and hold harmless Reorganized NTI, Reorganized NPCI, Reorganized NPI and Reorganized NPPI and each of their respective representatives and heirs, successors and assigns from and against any loss, Claim, Liability, expense or damage (including reasonable attorneys' fees and expenses) arising under or out of, in connection with, or in any way relating to, NTI, the License Subsidiaries, Reorganized NTI, Reorganized NPCI, Reorganized NPI and Reorganized NPPI, the operations of the Debtors prior to the Acquisition Closing Date, the issuance of the New NTI Common Stock, and any violation of the injunction provided for in section 7.2(g)(ii) of the Acquisition Agreement.

                                   Article XIV

                            MISCELLANEOUS PROVISIONS

           14.1 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code (i) the creation of any Lien or other security interest, or
(ii) the making or assignment of any lease or sublease, or (iii) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including, without limitation, any restructuring, disposition, liquidation, or dissolution, deeds, bills of sale, or transfers of tangible property will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax, or other similar tax. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased real and personal property, approved by the Bankruptcy Court on or prior to the Effective Date shall be deemed to have been in furtherance of, or in connection with, this Plan.

           14.2 Dissolution of Committee. The Committee shall dissolve, and the duties of the Professional Persons retained by, and the members of, the Committee during the Chapter 11 Cases shall cease, on the second Business Day following the date on which the Confirmation Order becomes a Final Order, unless otherwise ordered by the Bankruptcy Court.

           14.3 Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Reorganized Debtors shall pay all fees payable pursuant to 28 U.S.C. ss. 1930 and prepare and submit such post-Confirmation reports as may be required with respect thereto.

           14.4 Recognition of Guaranty Rights. The classification of and manner of satisfying all Claims and Equity Interests under this Plan take into consideration (i) the existence of guaranties by the Debtors of obligations of other Persons, and (ii) the fact that the Debtors may be joint obligors with each other or other Persons, with respect to an obligation. All Claims against any of the Debtors based upon any such guaranties or joint obligations shall be discharged in the manner provided in this Plan.

           14.5 Recognition of Subordination Rights. Except as otherwise provided in this Plan, all Claims and Equity Interests based upon any claimed contractual subordination rights pursuant to any provision of the Bankruptcy Code or other applicable law, shall be deemed satisfied by the distributions under this Plan to holders of Allowed Claims and Allowed Equity Interests having any such contractual subordination rights. The distributions to the various classes of Claims and Equity Interests under this Plan shall not be subject to levy, garnishment, attachment or like legal process for any holder of a Claim or Equity Interest by reason of any claimed contractual subordination rights or otherwise of the holder of a Claim or Equity Interest against the holder of another Claim or Equity Interest, except as expressly provided in this Plan. On the Effective Date, all holders of Claims and Equity Interests shall be deemed to have waived any and all contractual subordination rights that they may have with respect to such distributions, and the Bankruptcy Court shall permanently enjoin, effective as of the Effective Date, all such holders from enforcing or attempting to enforce any such subordination rights with respect to such distributions.

           14.6 Setoff Rights. In the event that the Debtors have a claim of any nature whatsoever against the holder of a Claim, the Debtors may, but are not required to, setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder) their claim against the holder, unless any such claim is or will be released under this Plan. Neither the failure to set off nor the allowance of any Claim under this Plan shall constitute a waiver or release by the Debtors of any claim that the Debtors have against the holder of a Claim.

           14.7 Substantial Consummation. On the Effective Date, and not prior thereto, this Plan shall be deemed to be substantially consummated under sections 1101(2) and 1127(b) of the Bankruptcy Code.

           14.8 Revocation. The Debtors reserve the right to revoke and withdraw this Plan prior to the Confirmation Date. If the Debtors revoke or withdraw this Plan, then this Plan shall be null and void and, in such event, nothing contained herein shall be deemed to (i) constitute a waiver or release of any Claim by or against the Debtors or any other Person; (ii) prejudice in any manner the rights of the Debtors or any other Person; (iii) constitute an allowance of any Claim or Claims that have been Allowed herein for the purposes hereof; or (iv) constitute any admissions by the Debtors or any other Person in any further proceedings involving the Debtors.

           14.9 Amendments.

                14.9.1 Plan Modifications. Subject to (i) the consent of the Committee if payments in respect of Allowed Claims hereunder or the interests of creditors will otherwise be affected, which consent shall not be unreasonably withheld, (ii) the consent of VerizonWireless and/or VZW Corp. to the extent provided in the Acquisition Agreement and (iii) any such amendments, modification or supplements being consistent with the Term Sheet, this Plan may be amended, modified or supplemented by the Debtors or the Reorganized Debtors before or after the Confirmation Date and before Substantial Consummation of this Plan, in the manner provided by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct; provided, however, that the Debtors shall provide any party requesting notice of all amendments, modifications or supplements with appropriate written notice of the same. In addition, after the Confirmation Date, so long as such action does not adversely affect the treatment of holders of Claims or Equity Interests under this Plan, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, and with respect to such matters as may be necessary to carry out the purposes and effects of this Plan.

                14.9.2 Other Amendments. Prior to the Effective Date, the Debtors may make appropriate technical non-material adjustments and modifications to this Plan or the Disclosure Statement without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims, Equity Interests, VerizonWireless or VZW Corp., and that (i) so long as the Committee shall not have been dissolved pursuant to section 14.2 hereof, the Debtors have obtained the consent of the Committee, which consent shall not be unreasonably withheld, and (ii) the consent of VerizonWireless and/or VZW Corp. has been obtained to the extent such is provided for under the Acquisition Agreement.

                14.9.3 Oral Agreements. The terms of this Plan, Disclosure Statement or Confirmation Order may not be changed, contradicted or varied by oral statement, agreement, warranty or representation.

                14.9.4 Income Tax and Related Information. Reorganized NWI shall be authorized to collect such tax and fiscal information from the holders of Distributed Reorganized NWI Equity Interests (including, without limitation, social security numbers, and/or other tax identification numbers) as Reorganized NWI, in its sole discretion, deems necessary to effectuate the Plan, and the Confirmation Order shall expressly provide this authority. Failure by any holder of a Distributed Reorganized NWI Equity Interest to furnish this information in a timely fashion may cause a waiver of some or all of such holder's rights (if any) under the Plan and the Confirmation Order.

           14.10 Expedited Tax Determination. The Reorganized Debtors (including, without limitation, Reorganized NWI on behalf of all of the Reorganized Debtors) are requesting an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) ending after the Petition Date through, and including, the Acquisition Closing Date.

           14.11 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims, the holders of Equity Interests, and their respective successors and assigns; provided, however, that if this Plan is not confirmed or the Effective Date does not occur, this Plan shall be null and void and nothing contained herein or in the Disclosure Statement shall be deemed to (i) constitute a waiver, acknowledgment or release of any Claim by or against or any Equity Interest in the Debtors or any other Person; (ii) prejudice in any manner the rights of the Debtors, their respective estates or any other Person; or (iii) constitute any admission by the Debtors or any other Person with respect to any matter set forth herein or in the Disclosure Statement, including any liability on any Claim or the propriety of the classification thereof.

           14.12 No Attorneys' Fees. Except as provided in the Term Sheet, no attorneys' fees shall be paid by Debtors with respect to any Claim or Equity Interest except as specified herein or as provided by the Confirmation Order or other Final Order of the Bankruptcy Court.

           14.13 Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

           14.14 Notices. Any notice required or permitted to be given hereunder shall be in writing and served upon the following parties so as to be received by 4:00 p.m. Eastern time on or before the date required:

                  NextWave Telecom Inc.
                  411 West Putnam Avenue, Suite 270
                  Greenwich, Connecticut  06830-6261
                  Attn:  Frank A. Cassou, Esq.
                  Facsimile:  (203) 422-2644

                  -and-

                  Schrier-Rape, P.C.
                  5929 Westgrove Drive
                  Dallas, Texas  75248
                  Attn:  Deborah L. Schrier-Rape, Esq.
                  Facsimile:  (972) 248-3229

                  -and-

                  Andrews Kurth LLP
                  1717 Main Street, Suite 3700
                  Dallas, Texas  75201
                  Attn:  Jason S. Brookner, Esq.
                  Facsimile:  (214) 659-4829

                  -and-

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Attn:  Paul M. Basta, Esq.
                  Facsimile:  (212) 310-8007

           14.15 Severability. If the Bankruptcy Court determines that any provision of this Plan is unenforceable either on its face or as applied to any Claim or Equity Interest, the Debtors may modify this Plan in accordance with section 14.9 hereof so that such provision shall not be applicable to the holder of any Claim or Equity Interest; provided, however, that if such modification would impact VerizonWireless or VZW Corp., the unenforceable provision shall be non-severable unless such modification is consented to by VerizonWireless. Any such determination of unenforceability shall not (i) limit or affect the enforceability and operative effect of any other provisions of this Plan; or
(ii) require the resolicitation of any acceptance or rejection of this Plan unless otherwise ordered by the Bankruptcy Court.

           14.16 Ordinary Course. From and after the Confirmation Date, the Reorganized Debtors are authorized to and may enter into all transactions, including, but not limited to, the retention of professionals, and pay any fees and expenses incurred thereby and in connection therewith in the ordinary course of business without the need for Bankruptcy Court approval.

           14.17 Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, this Plan, the Plan Documents and any agreements, documents, and instruments executed in connection therewith shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, except as may otherwise be provided in such agreements, documents, and instruments.

Dated:     New York, New York      Respectfully submitted,
           January 21, 2005
                                   NEXTWAVE PERSONAL COMMUNICATIONS INC.,
                                   NEXTWAVE POWER PARTNERS INC., NEXTWAVE
                                   PARTNERS INC., NEXTWAVE WIRELESS
                                   INC., NEXTWAVE TELECOM INC.

                                   ---------------------------------------------
                                   Frank A. Cassou
                                   Executive Vice President and General Counsel
Deborah L. Schrier-Rape
Texas State Bar No. 00785635
SCHRIER-RAPE, P.C.
5929 Westgrove Drive
Dallas, Texas  75248
Telephone:        (972) 818-6761
Facsimile:        (972) 248-3229

Jason S. Brookner (JB 6166)
ANDREWS KURTH LLP
1717 Main Street, Suite 3700
Dallas, Texas  75201
Telephone:        (214) 659-4400
Facsimile:        (214) 659-4829

Paul M. Basta (PB 4434)
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York  10153
Telephone:        (212) 310-8772
Facsimile:        (212) 310-8934

Deborah L. Schrier-Rape
Texas State Bar No. 00785635
SCHRIER-RAPE, P.C.
5929 Westgrove Drive
Dallas, Texas 75248
Telephone:  (972) 818-6761
Facsimile:   (972) 248-3229

Jason S. Brookner (JB-6166)
ANDREWS KURTH LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Telephone:  (214) 659-4400
Facsimile:  (214) 659-4401

CO-COUNSEL FOR THE DEBTORS

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - - - - - - x

In re:                                        :     Chapter 11

NEXTWAVE PERSONAL                             :     Case No. 98 B 21529 (ASH)
COMMUNICATIONS INC., et al.,
                                              :     (Jointly Administered)
                           Debtors.
- - - - - - - - - - - - - - - - - - - - - - - x


                  NOTICE OF TECHNICAL MODIFICATIONS TO DEBTORS'
                       THIRD JOINT PLAN OF REORGANIZATION
                       ----------------------------------

           PLEASE TAKE NOTICE that NextWave Personal Communications Inc. ("NPCI"), NextWave Power Partners Inc. ("NPPI"), NextWave Partners Inc. ("NPI"), NextWave Wireless Inc. ("NWI") and NextWave Telecom Inc. ("NTI," together with NPCI, NPPI, NPI and NWI, the "Debtors"), pursuant to Section 14.9, hereby files its technical modifications (the "Modifications") to their Third Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Plan"). (1) The Modifications to the Plan are as follows:


--------------------
(1) Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Plan.

         SECTION 1.8 shall be revised to read as follows (changes marked):
1.08  Allocation Election

         (a) "Allocation Election" means an election made by a holder of shares of Existing NTI Series B Common Stock (including those Persons who become entitled to receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock in class 1I pursuant to sections 4.4, 4.10, 4.12, 4.14 or
5.6 of this Plan) on such holder's Notice of Election, which Allocation Election shall be irrevocable upon the Voting Deadline, pursuant to which such holder may elect to receive fewer Reorganized NWI Equity Interests ("Reduction Election") or more Reorganized NWI Equity Interests ("Increase Election") than such holder's Standard Entitlement under section 4.11 of this Plan, and thereby, subject to the proration provisions below, (1) increase the aggregate amount of Cash to be received under the Standard Entitlement by an amount equal to $1.00 for each Reorganized NWI Equity Interest that such holder elects to forego pursuant to its Reduction Election or (2) reduce the aggregate amount of Cash to be received under the Standard Entitlement by an amount equal to $1.00 for each additional Reorganized NWI Equity Interest that such holder elects to receive pursuant to its Increase Election, as the case may be; provided, however, that directors, officers and employees of the Debtors, and their respective controlled affiliates, shall not be eligible to make a Reduction Election.

         (b) Reduction Elections and Increase Elections, respectively, shall only be satisfied if and to the extent that offsetting elections, or Oversubscription Requests (defined below), have been made by other holders of Existing NTI Series B Common Stock. To the extent that any Reduction Elections or Increase Elections cannot be satisfied in full, the applicable elections shall be reduced for all holders making such election on a pro rata basis (based on the number of shares of Existing NTI Series B Common Stock for which such holder has made the applicable election as compared to the total number of shares of Existing NTI Series B Common Stock for which all holders have made the applicable election). Mr. Salmasi, or companies controlled by him, including but not limited to Navation Inc., has offered, and committed to, make an Increase Election to acquire an additional $50 million of Reorganized NWI Equity Interests.

         (c) Holders of Existing NTI Series B Common Stock (including those Persons who become entitled to receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock in class 1I pursuant to sections 4.4, 4.10, 4.12, 4.14 or 5.6 of this Plan) may purchase additional Reorganized NWI Equity Interests, in excess of the number of interests otherwise requested by or issuable to them in connection with an Allocation Election, by submitting a written request to the Debtors no later than 5:00 p.m. Eastern Time on February 28, 2005 (an "Oversubscription Request"). Any such Persons who tender an Oversubscription Request will be required, three Business Days prior to the Effective Date (notice of which will subsequently be provided to such Persons by the Debtors), to pay the Disbursing Agent an amount equal to $1.00 for each additional Reorganized NWI Equity Interest requested by such Person (the "Cash Contribution"). Oversubscription Requests will be accepted only if the Cash Contribution specified therein to acquire additional Reorganized NWI Equity Interests is less than 50% of the sum of (i) the amount of the Cash Contribution and (ii) the value of the shares of Existing NTI Series B Common Stock held (or deemed held) by the Person requesting the Oversubscription (such value per share to be based on the sum of the Per Share Cash Distribution Amount, the value of one Reorganized NWI Equity Interest (which is deemed to be $1.00), and the contingent value of one Tax Escrow Note, which is deemed to be $0.3801). Oversubscription Requests that do not comply with the foregoing shall be rejected in their entirety. Oversubscription Requests shall be satisfied, on a pro rata basis, only to the extent that, after application of all Increase Elections, there remain any unfulfilled Reduction Elections.

         (d) Persons who have made an Allocation Election may, as set forth in the Notice of Election, change such Allocation Election before 5:00 p.m. Eastern Time on February 22, 2005 (which date is the "Election Notice Expiration Date" defined in the Notice of Election).

         NEW SECTION 1.105 SHALL BE ADDED, AS FOLLOWS: "NWI Bill of Sale and Assumption Agreement means an agreement to be approved by the Bankruptcy Court as a Plan Document whereby, (i) other than Cash and the rights to indemnification pursuant to the Acquisition Agreement, all of the assets of NWI are transferred to, and all of the liabilities of NWI are assumed by, NBI, and
(ii) all of the Cash of NWI is transferred to Reorganized NWI, as of the Effective Date."

         IN SECTION 1.112, the words "NWI Bill of Sale and Assumption Agreement" shall be added after the words "NTI Bill of Sale and Assumption Agreement"

         IN SECTION 7.7, the second sentence shall be revised to read as follows (changes marked): "On or immediately prior to the Acquisition Closing, the NPCI Bill of Sale and Assumption Agreement, the NPI Bill of Sale and Assumption Agreement, the NPPI Bill of Sale and Assumption Agreement, the NTI Bill of Sale and Assumption Agreement and the NWI Bill of Sale and Assumption Agreement will be executed and the transactions contemplated thereby will be consummated."

         IN SECTION 10.2, the first sentence shall be revised to read as follows (changes marked): "Any and all executory contracts or unexpired leases assumed or ratified by the Debtors hereunder, shall, on the Effective Date, and in accordance with the NPCI Bill of Sale and Assumption Agreement, the NPI Bill of Sale and Assumption Agreement, the NPPI Bill of Sale and Assumption Agreement, the NTI Bill of Sale and Assumption Agreement, or the NWI Bill of Sale and Assumption Agreement, as applicable, be deemed assigned to NBI."

         IN SECTION 8.8, the words "Voting Deadline" shall be substituted for the words "Voting Record Date" each time such words appear (in the first, second and third sentences).

         SECTION 13.3 shall be revised to read as follows: (changes marked):
13.3 Exculpations. Neither the Debtors, the Disbursing Agent, the Committee, VZW Corp., VerizonWireless, nor any of their respective members, officers, directors, employees, agents, attorneys or professionals shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission arising out of or in connection with the Chapter 11 Cases, the administration of assets of the Debtors' estates, the confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or property to be distributed under this Plan, except for willful misconduct, gross negligence, criminal conduct, fraud or fraudulent acts, in each case resulting in personal financial gain, provided, however, that nothing in this Plan shall (i) limit the complete release and discharge, and the attendant indemnification with respect thereto, to be provided to all of the Debtors pursuant to section 7.2(g) of the Acquisition Agreement or (ii) limit the liability of the professionals of the Debtors, the Reorganized Debtors, or the Creditors' Committee to their respective clients pursuant to DR6-102 of the New York Code of Professional Responsibility. The Debtors, the Disbursing Agent, the Committee, VZW Corp., VerizonWireless, and each of their respective members, officers, directors, employees, agents, attorneys and professionals shall be deemed to have acted in good faith with regard to the solicitation of acceptances or rejections of this Plan and shall be entitled to the protections afforded by section 1125(e) of the Bankruptcy Code. Entry of the Confirmation Order shall act as a comprehensive release of and injunction against the bringing of any claim or cause of action with respect to any such liability. Such release and injunction shall specifically include, but not be limited to, any claims with respect to rights under any prior unconfirmed plan of reorganization or agreements relating thereto and any claims with respect to Claims or Equity Interests, or transfers thereof.

         SECTION 13.7 shall be revised to read as follows (changes marked):
13.7 Third Party Release and Injunction. Upon the Effective Date, except as otherwise provided herein, all Persons shall be deemed to have released, and shall be forever precluded and permanently enjoined from asserting, commencing, conducting, enforcing, attaching, collecting, recovering, perfecting, creating or continuing, in any manner, directly or indirectly, against the Debtors, the Reorganized Debtors, the Committee, VZW Corp., VerizonWireless, and each of their respective constituents, principals, officers, directors, employees, agents, representatives, attorneys, professionals, affiliates, successors, predecessors, and assigns any (i) Lien, encumbrance, security interest, Equity Interest or charge of any nature or description whatsoever relating to the Debtors, the Chapter 11 Cases or affecting property of the Debtors' bankruptcy estates, (ii) Claim or any other Liability relating to the Debtors or the Chapter 11 Cases, and (iii) causes of action, whether known or unknown, discovered or undiscovered, scheduled or unscheduled, contingent, fixed, unliquidated or disputed, whether assertable directly or derivatively through the Debtors, against successors or assigns of the Debtors and the individuals and entities listed above (including, but not limited to Claims sounding in tort, contract, warranty, or any other theory of law, equity or admiralty), matured or unmatured, contingent or noncontingent, senior or subordinated, based upon any condition, event, act, omission, occurrence, transaction or other activity, inactivity, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date in any way arising out of, relating to or connected with the operation of the Debtors' businesses or the Chapter 11 Cases, all regardless of whether (a) a proof of Claim or Equity Interest has been filed or is deemed to have been filed, (b) such Claim or Equity Interest is Allowed or (c) the holder of such Claim or Equity Interest has voted to accept or reject this Plan; provided, however, that nothing herein shall be deemed to release the foregoing parties from gross negligence, willful misconduct, criminal conduct, fraud or fraudulent acts, in each case, resulting in personal financial gain.. By way of example only, and not limitation, the above shall include, but not be limited to, the following: (1) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claim, Liability, demand, cause of action or Equity Interest against any of the Debtors or against the property of the Debtors with respect to any such Claim, demand, cause of action or Equity Interest; (2) enforcing, attaching, collecting, or recovering, by any manner or means, any judgment, award, decree or order against any of the Debtors or against the property of any of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; (3) creating, perfecting or enforcing any Lien of any kind against any of the Debtors or any of the property of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; (4) asserting or accomplishing any setoff, right of subrogation, indemnity contribution or recoupment of any kind against any obligation due any of the Debtors or against the property of any of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; and (5) taking any act, in any manner, in any place whatsoever, against any of the Debtors or their property that does not conform to, or comply with, the provisions of this Plan relating to such Claim, Liability, demand, cause of action or Equity Interest except that (x) the FCC and the United States specifically reserve their rights with respect to federal taxes or enforcement of the criminal, environmental, securities, fraud, labor, employment (including ERISA) or antitrust laws of the United States, and (y) nothing herein shall operate to (A) limit the complete release and discharge, and the attendant indemnification with respect thereto, to be provided to all of the Debtors pursuant to section 7.2(g) of the Acquisition Agreement or (B) limit the liability of the professionals of the Debtors, the Reorganized Debtors, or the Creditors' Committee to their respective clients pursuant to DR6-102 of the New York Code of Professional Responsibility.

Dated:   Dallas, Texas
         February 14, 2005

                                        Respectfully submitted,

                                        SCHRIER-RAPE, P.C.

                                        By:  /s/ Deborah L. Schrier-Rape
                                             -----------------------------------
                                              Deborah L. Schrier-Rape
                                              Texas State Bar No. 00785635
                                        5929 Westgrove Drive
                                        Dallas, Texas 75248

                                        Telephone:  (972) 818-6761
                                        Facsimile:   (972) 248-3229

                                        Jason S. Brookner (JB-6166)
                                        ANDREWS KURTH LLP
                                        1717 Main Street, Suite 3700
                                        Dallas, Texas 75201
                                        Telephone:  (214) 659-4400
                                        Facsimile:   (214) 659-4401
                                        CO-COUNSEL FOR THE DEBTORS

Deborah L. Schrier-Rape
Texas State Bar No. 00785635
SCHRIER-RAPE, P.C.
5929 Westgrove Drive
Dallas, Texas 75248
Telephone:  (972) 818-6761
Facsimile:   (972) 248-3229

Jason S. Brookner (JB-6166)
ANDREWS KURTH LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Telephone:  (214) 659-4400
Facsimile:  (214) 659-4401

CO-COUNSEL FOR THE DEBTORS

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - - - - -  - - x

In re:                                           :    Chapter 11

NEXTWAVE PERSONAL                                :    Case No. 98 B 21529 (ASH)
COMMUNICATIONS INC., et al.,
                                                 :    (Jointly Administered)
                           Debtors.
- - - - - - - - - - - - - - - - - - - - - -  - - x


              NOTICE OF SECOND TECHNICAL MODIFICATIONS TO DEBTORS'
                       THIRD JOINT PLAN OF REORGANIZATION
                       ----------------------------------

         PLEASE TAKE NOTICE that NextWave Personal Communications Inc. ("NPCI"), NextWave Power Partners Inc. ("NPPI"), NextWave Partners Inc. ("NPI"), NextWave Wireless Inc. ("NWI") and NextWave Telecom Inc. ("NTI," together with NPCI, NPPI, NPI and NWI, the "Debtors"), pursuant to Section 14.9, hereby file their Second Technical Modifications (the "Second Modifications") to the Third Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Plan"). (2) The Second Modifications to the Plan are as follows:


----------------------
(2) Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Plan.

         IN SECTION 1.49, the words "Allowed Claims and" shall be inserted before the words "Allowed Equity Interests" in the fourth (4th) line.

         SECTION 1.150 SHALL BE REVISED TO READ AS FOLLOWS (CHANGES MARKED):

           1.150 Withheld Distribution Amount means such amounts of property as the Disbursing Agent shall withhold, on the Creditor Distribution Date with respect to Claims, and on the Effective Date with respect to Equity Interests, from distribution to holders of Claims or Equity Interests on account of Disputed Claims or Disputed Equity Interests, in an amount sufficient to distribute to the holder of each such Disputed Claim or Disputed Equity Interest its entitlement to distributions hereunder, pending the Allowance or disallowance of such Disputed Claim or Disputed Equity Interest, in whole or in part.

           SECTION 4.4 SHALL BE REVISED TO READ AS FOLLOWS (CHANGES MARKED):

           4.4 Classes 1D, 3D, 4D and 5D -- Bridge Noteholders Claims. Each holder of an Allowed Bridge Noteholders Claim shall, at its election, notice of which shall have been provided pursuant to the Bridge Noteholders Conversion Election Notice, receive, in full satisfaction of such Claim, (i) on the Creditor Distribution Date, Cash in an amount equal to the portion of such holder's Bridge Noteholders Claim with respect to which such holder has not submitted a Bridge Noteholders Conversion Election Notice by the Bridge Noteholders Conversion Election Deadline, (ii) on the Creditor Distribution Date, a number of shares of Existing NTI Series B Common Stock equal to one (1) share for every $4.00 of such holder's Bridge Noteholders Claim that such holder elects to convert on its Bridge Noteholders Conversion Election Notice, (iii) on the Effective Date, the same consideration that such holder would have received had such holder been a holder on such date of an amount of shares of Existing NTI Series B Common Stock equal to one (1) share of Existing NTI Series B Common


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Stock for every $4.00 of such holder's Bridge Noteholders Claim that such holder elects to convert on its Bridge Noteholders Conversion Election Notice or (iv) a combination of the above pursuant to the terms of the holder's Bridge
Noteholders Conversion Election Notice. The Notice of Election submitted by each Bridge Noteholder shall indicate such Bridge Noteholder's Allocation Election. Any such holder who fails to timely submit a Notice of Election shall be deemed to have elected to receive the Standard Entitlement set forth in section 4.11 of this Plan. All shares of Existing NTI Series B Common Stock outstanding or deemed outstanding hereunder shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition
Consideration.

           SECTION 4.14 SHALL BE REVISED TO READ AS FOLLOWS (CHANGES MARKED):

           4.14 Conversion Rights. Each holder of an Allowed Claim having a contractual right to convert such Claim into shares of Existing NTI Series B Common Stock or shares of NTI Series C Common Stock, other than holders of Bridge Noteholders Claims, may elect, for all or any portion of such Claim at any time prior to the Conversion/Exercise Election Deadline, to receive the same consideration as if it had converted its instrument into shares of Existing NTI Series B Common Stock, with such election to be effective on the Creditor Distribution Date, in accordance with any applicable order entered by the Bankruptcy Court with respect to such Allowed Claim or, if no such Bankruptcy Court order exists, then in accordance with the terms and provisions of the documents underlying such Claim, as modified or implemented by the procedures specified in the Disclosure Statement and/or on the Ballot and Notice of Intent to Exercise/Convert; provided, however, that such rights shall be limited by the Debtors, in their sole discretion, to the extent necessary to avoid any violation of any FCC rule, regulation or requirement in effect at the time of such conversion; and further provided that no shares of NTI Series C Common Stock shall be issuable or be deemed issued in respect of such conversion rights; instead, one share of Existing NTI Series B Common Stock shall be issuable for each share of NTI Series C Common Stock that would be issuable but


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for this proviso. Any shares of Existing NTI Series B Common Stock issuable in respect of conversions shall be issued on the Creditor Distribution Date. Confirmation of this Plan is a "liquidity event", as that term is defined in the Debtors' outstanding securities and instruments, thereby triggering, inter alia, conversion or vesting. For purposes of treatment under this Plan, the portion of an Allowed Claim as to which a conversion election is made shall cease to be an Allowed Claim and shall receive the same treatment as if the portion of the Claim to which the conversion election is applicable had been converted into shares of Existing NTI Series B Common Stock. The Notice of Election submitted by each such holder shall indicate such holder's Allocation Election with respect to the shares of Existing NTI Series B Common Stock into which such holder's Claim (or portion thereof) is deemed converted pursuant to this section
4.14. Any such holder who fails to timely submit a Notice of Election shall be deemed to have elected to receive the Standard Entitlement set forth in section
4.11 of this Plan. Any portion of an Allowed Claim subject to conversion under this section 4.14, but not so converted shall continue to be an Allowed Claim in the appropriate class for the amount not converted and shall receive the treatment accorded to the holders of Allowed Claims in such class. All shares of Existing NTI Series B Common Stock outstanding or deemed outstanding hereunder shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

           SECTION 5.1.3 SHALL BE REVISED TO READ AS FOLLOWS (CHANGES MARKED):

           5.1.3 Payment. Except to the extent that a holder of an Allowed Administrative Claim has agreed or agrees to a different treatment of such Claim, each holder of an Allowed Administrative Claim shall receive, on account


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
of and in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Claim on the later of (i) the Creditor Distribution Date or (ii) within ten (10) days after a Bankruptcy Court order allowing the Administrative Claim has been entered on the Bankruptcy Court's docket.

           IN SECTION 8.8, the word "Debtor" in the fourth (4th) line shall be replaced with the word "Debtors".

           SECTION 9.5 SHALL BE REVISED TO READ AS FOLLOWS (CHANGES MARKED):

           9.5 Distributions Relating to Disputed Claims or Interests. On the Creditor Distribution Date with respect to Claims, and on the Effective Date with respect to Equity Interests, or as soon thereafter as practicable, the Reorganized Debtors shall deposit in trust with the Disbursing Agent the Withheld Distribution Amount in an amount of Cash, Reorganized NWI Equity Interests and Tax Escrow Notes necessary to satisfy any distributions that would be made to holders of Disputed Claims and Disputed Equity Interests, as the case may be, if such Claims or Equity Interests were to become Allowed. Upon the resolution of all Disputed Claims and Disputed Equity Interests, all or a portion of the Withheld Distribution Amount shall be released and delivered to the holders of Disputed Claims and/or Disputed Equity Interests on account of the Allowance of such Disputed Claims and/or Disputed Equity Interests or any portion thereof. To the extent that all or a portion of the Disputed Claims or the Disputed Equity Interests are disallowed, the holders of such Disputed Claims and/or Disputed Equity Interests shall not receive any distribution on account of the portion of such Disputed Claims and/or Disputed Equity Interests that are disallowed. Instead, upon the resolution of all Disputed Claims and Disputed Equity Interests, any remaining Withheld Distribution Amount shall be distributed by the Disbursing Agent pro rata to holders of shares of Existing NTI Series B Common Stock as of the Effective Date (including those Persons who become entitled to receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock in class 1I pursuant to sections 4.4, 4.10, 4.12, 4.14 or 5.6 of this Plan).

           SECTION 13.1 SHALL BE REVISED TO READ AS FOLLOWS (CHANGES MARKED):

           13.1 Discharge of Claims and Termination of Equity Interests. Except as otherwise provided herein or in the Confirmation Order, the rights afforded in this Plan and the payments and distributions to be made hereunder shall discharge and release all existing debts and Claims, and terminate all Equity Interests, of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in this Plan, upon the Confirmation Date, all Claims against and Equity Interests in the Debtors, regardless of whether or not (i) a proof of Claim or Equity Interest has been filed or is or was deemed filed, (ii) such Claim or Equity Interest was Allowed,
(iii) such Claim or Equity Interest was listed on any of the Debtors' Schedules,
(iv) such Claim or Equity Interest was Allowed, or (v) the holder of such Claim or Equity Interest has voted to accept or reject this Plan, shall be, and shall be deemed to be, discharged, released and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

           SECTION 13.2 SHALL BE REVISED TO READ AS FOLLOWS (CHANGES MARKED):

           13.2 Discharge of Debtors. Upon the Confirmation Date, and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder, regardless of whether or not (i) a proof of Claim or Equity Interest has been filed or is or was deemed filed,, (ii) such Claim or Equity Interest was Allowed, or (iii) the holder of such Claim or Equity Interest has voted to accept or reject this Plan, shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights and liabilities that arose prior to the Confirmation Date.. Upon the Confirmation Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Reorganized Debtors. Notwithstanding anything to the contrary herein, all of the Debtors' ongoing obligations under the Microwave Orders shall remain unimpaired.

           SECTION 13.7 SHALL BE REVISED TO READ AS FOLLOWS (CHANGES MARKED):

           13.7 Third Party Release and Injunction. Upon the Creditor Distribution Date with respect to holders of Claims, and upon the Effective Date with respect to holders of Equity Interests, except as otherwise provided herein, all Persons on such dates shall be deemed to have released, and shall be forever precluded and permanently enjoined from asserting, commencing, conducting, enforcing, attaching, collecting, recovering, perfecting, creating or continuing, in any manner, directly or indirectly, against the Debtors, the Reorganized Debtors, the Committee, VZW Corp., VerizonWireless, and each of their respective constituents, principals, officers, directors, employees, agents, representatives, attorneys, professionals, affiliates, successors, predecessors, and assigns any (i) Lien, encumbrance, security interest, Equity Interest or charge of any nature or description whatsoever relating to the Debtors, the Chapter 11 Cases or affecting property of the Debtors' bankruptcy estates, (ii) Claim or any other Liability relating to the Debtors or the Chapter 11 Cases, and (iii) causes of action, whether known or unknown, discovered or undiscovered, scheduled or unscheduled, contingent, fixed, unliquidated or disputed, whether assertable directly or derivatively through the Debtors, against successors or assigns of the Debtors and the individuals and entities listed above (including, but not limited to Claims sounding in tort, contract, warranty, or any other theory of law, equity or admiralty), matured or unmatured, contingent or noncontingent, senior or subordinated, based upon any condition, event, act, omission, occurrence, transaction or other activity, inactivity, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Creditor Distribution Date or the Effective Date, as appropriate, in any way arising out of, relating to or connected with the operation of the Debtors' businesses or the Chapter 11 Cases, all regardless of whether (a) a proof of Claim or Equity Interest has been filed or is deemed to have been filed, (b) such Claim or Equity Interest is Allowed or
(c) the holder of such Claim or Equity Interest has voted to accept or reject this Plan. By way of example only, and not limitation, the above shall include, but not be limited to, the following: (1) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claim, Liability, demand, cause of action or Equity Interest against any of the Debtors or against the property of the Debtors with respect to any such Claim, demand, cause of action or Equity Interest; (2) enforcing, attaching, collecting, or recovering, by any manner or means, any judgment, award, decree or order against any of the Debtors or against the property of any of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; (3) creating, perfecting or enforcing any Lien of any kind against any of the Debtors or any of the property of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; (4) asserting or accomplishing any setoff, right of subrogation, indemnity contribution or recoupment of any kind against any obligation due any of the Debtors or against the property of any of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; and (5) taking any act, in any manner, in any place whatsoever, against any of the Debtors or their property that does not conform to, or comply with, the provisions of this Plan relating to such Claim, Liability, demand, cause of action or Equity Interest except that the FCC and the United States specifically reserve their rights with respect to federal taxes or enforcement of the criminal, environmental, securities, fraud, labor, employment (including ERISA) or antitrust laws of the United States.

           IN SECTION 13.8, the words "Claims" and "Claim" in the sixth (6th) and seventh (7th) lines, respectively, shall be replaced with the words "claims" and "claim", respectively.

           IN SECTION 13.10, the words "Closing Date" in the second (2nd) line shall be replaced with the words "Acquisition Closing Date".

           SECTION 14.5 SHALL BE REVISED TO READ AS FOLLOWS (CHANGES MARKED):

           14.5 Recognition of Subordination Rights. Except as otherwise provided in this Plan, all Claims and Equity Interests based upon any claimed contractual subordination rights pursuant to any provision of the Bankruptcy Code or other applicable law, shall be deemed satisfied by the distributions under this Plan to holders of Allowed Claims and Allowed Equity Interests having any such contractual subordination rights. The distributions to the various classes of Claims and Equity Interests under this Plan shall not be subject to levy, garnishment, attachment or like legal process for any holder of a Claim or Equity Interest by reason of any claimed contractual subordination rights or otherwise of the holder of a Claim or Equity Interest against the holder of another Claim or Equity Interest, except as expressly provided in this Plan. On the Creditor Distribution Date with respect to Claims, and on the Effective Date with respect to Equity Interests, all holders of Claims and Equity Interests shall be deemed to have waived any and all contractual subordination rights that they may have with respect to such distributions, and the Bankruptcy Court shall permanently enjoin, effective as of the Creditor Distribution Date with respect to holders of Claims, and as of the Effective Date with respect to holders of Equity Interests, all such holders from enforcing or attempting to enforce any such subordination rights with respect to such distributions.

Dated:   Dallas, Texas
         February ___ 2005

                                     Respectfully submitted,

                                     SCHRIER-RAPE, P.C.

                                     By:
                                           -------------------------------------
                                           Deborah L. Schrier-Rape
                                           Texas State Bar No. 00785635
                                     5929 Westgrove Drive
                                     Dallas, Texas 75248
                                     Telephone:  (972) 818-6761
                                     Facsimile:   (972) 248-3229

                                     Jason S. Brookner (JB-6166)
                                     ANDREWS KURTH LLP
                                     1717 Main Street, Suite 3700
                                     Dallas, Texas 75201
                                     Telephone:  (214) 659-4400
                                     Facsimile:   (214) 659-4401
                                     CO-COUNSEL FOR THE DEBTORS